EXECUTION COPY

                            PURCHASE OPTION AGREEMENT


          THIS PURCHASE OPTION AGREEMENT (this "Agreement"), dated as of the 1st day of July, 2002, between SCOR Life U.S. Re Insurance Company, a Texas corporation ("SCOR") and Regan Holding Corp., a California corporation ("RHC").

          WHEREAS, SCOR is the owner of 100% of the issued and outstanding shares of capital stock (the "IIC Stock") of Investors Insurance Corporation, a Delaware corporation ("IIC"); and

          WHEREAS, the parties hereto desire that RHC be granted the right to purchase the IIC Stock from SCOR on the terms and conditions set forth herein.

                              W I T N E S S E T H :

          NOW, THEREFORE, in consideration of the foregoing, the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. Grant of Option. SCOR hereby grants to RHC in exchange for the option fees (as defined in Section 4 below) the right, exercisable at any time prior to the termination of this Agreement pursuant to Section 10 hereof, to purchase or have assigned from SCOR all of SCOR's right, title and interest in and to the IIC Stock for the Purchase Price (as defined in Section 2 below) (the "Option"). In the event that RHC exercises the Option, SCOR and RHC (or its designee) shall enter into a definitive stock purchase agreement, on substantially the terms set forth in the form of stock purchase agreement set forth as Exhibit A to this Agreement (the "Stock Purchase Agreement").

          The disclosure schedules to the Stock Purchase Agreement shall not reflect disclosures that would individually or in the aggregate have a Material Adverse Effect (as defined below), other than (i) disclosures reflected on the disclosure schedules to this Agreement, and (ii) such additional disclosures that reflect any change or effect that is caused by or that arises out of the business of IIC generated by LMG or a change in the market value of investments made in accordance with the investment guidelines previously approved by RHC.

          For purposes of this Agreement, the following terms shall have meanings as set forth below:

          "Affiliate" means, with respect to any Person, at the time in question, any other Person directly or indirectly controlling, controlled by or under common control with such Person.


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          "Annuity Contract" means any annuity contract, funding agreement, guaranteed investment contract or similar contract, and forms with respect thereto, issued, assumed or reinsured by IIC.

          "Assets" shall mean all rights, titles, franchises and interests in and to every type of property, real, personal and mixed, including, but not limited to, investment assets, Intellectual Property, Contracts, licenses, leaseholds, privileges and all other assets whatsoever, tangible or intangible.

          "Books and Records" means all records, documents, databases, administrative records, claim records, policy files, sales records, files and records relating to regulatory matters or correspondence with regulatory authorities, reinsurance records, underwriting records, accounting records and all other records, data and information (in whatever form maintained) in the possession or control of IIC or IMG relating to the conduct of IIC's business.

          "Closing Agreement" means a written and legally binding agreement with a taxing authority.

          "Closing Date" has the meaning set forth in Section 2.

          "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

          "Company Financial Statements" means the SAP Statements (as defined in
Section 6(m) and the GAAP Statements (as defined in Section 6(m)).

          "Contract" shall mean a contract, agreement, guarantee, commitment, indenture, note, bond, mortgage, non-governmental license or assignment, whether written or oral.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Amount" means the amount deposited in an escrow account by RHC pursuant to Section 2.04 of the Stock Purchase Agreement.

          "GAAP" shall mean generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

          "Insurance Contract" means any Contract of insurance or reinsurance (and any certificates thereunder) and forms with respect thereto, including any Life Insurance Contract, accident and health insurance Contract or Annuity Contract, issued, assumed or reinsured by IIC.

          "Intellectual Property" means intellectual property rights, including, but not limited to, all inventions, patents and patent applications, trademarks, copyrights, copyright


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

registrations and applications, computer programs, technology, trade secrets, know-how, confidential information, proprietary processes and formulae.

          "Knowledge" shall mean (i) with respect to the knowledge of SCOR, the actual knowledge of John Brill, Chief Financial Officer of IIC and Yves Corcos, Chief Executive Officer of IIC; and (ii) with respect to the knowledge of RHC, the actual knowledge of R. Preston Pitts, President and Chief Operating Officer of RHC and G. Steven Taylor, Chief Financial Officer of RHC.

          "LMG" means Legacy Marketing Group.

          "Life Insurance Contract" means any life insurance Contract (including any group term life insurance contract), and forms with respect thereto, issued, assumed or reinsured by IIC.

          "Material Adverse Effect" shall mean a material adverse effect on (i) the ability of SCOR to perform in all respects its obligations under this Agreement or to consummate the transactions contemplated hereby; (ii) the business, financial condition or results of operations of IIC; or (iii) as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or could be reasonably expected to result in, with respect to IIC, a diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), an adverse change in the cash flows, business or financial condition, or any combination thereof involving, individually or in the aggregate more than $1,000,000; provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Material Adverse Effect: (1) any adverse change or effect that is caused by or that arises out of the business of IIC generated by LMG; (2) a change in the market value of investments made in accordance with the investment guidelines previously approved by RHC; (3) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally;
(4) any adverse change or effect that is caused by or that arises out of conditions affecting the insurance or financial services industries generally, including but not limited to circumstances, changes or effects in or affecting interest rates, securities markets, accounting principles, practices or conventions or applicable law (whether federal, state, local or foreign); or (5) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated hereby.

          "Permits" means all licenses, permits, orders, approvals and non-disapprovals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental or regulatory bodies.

          "Permitted Liens" means each of the following: (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $50,000 in the aggregate or which are being contested in good faith, and for which adequate reserves have been established and recorded on the Company Financial Statements; (b) Liens imposed by law, including, without limitation, materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of


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

business; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) Liens related to deposits to secure policyholders' obligations as required by the insurance departments of the various states, each of which is listed on Schedule 1 hereto.

          "Person" means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

          "SAP" means statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the applicable states.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding stock or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "Taxes" (or "Tax" as the context may require) mean (i) all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, business and occupation, estimated, payroll, withholding, disability, workers compensation, unemployment insurance, social security, premium, stamp, customs, license, transfer, excise, sales, use, gross receipts, franchise, ad valorem, environmental, production, severance, capital and property taxes, duties, fees, levies or other governmental charges and assessments), and including any interest, additions to tax and penalties (civil or criminal) with respect thereto or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability and (ii) any liability of IIC for the payment of amounts with respect to payments of a type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of IIC under any Tax Sharing Arrangement or Tax indemnity arrangement, in each case, whether imposed directly on a Person, as a transferee or successor, by contract or otherwise.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof and including, where permitted or required, combined, consolidated, unitary, or any similar tax returns for any group of Persons.

          "Tax Ruling" means a written ruling of a governmental entity relating to Taxes.

          "Tax Sharing Agreement" means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between IIC and any Person (other than any indemnity provided pursuant to this Agreement).

          2. Purchase Price. Subject to the terms and conditions of the Stock Purchase Agreement, the Purchase Price to be paid by RHC to SCOR on the closing date of the


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

acquisition of IIC by RHC (the "Closing Date") shall be the "Purchase Price" set forth in Section 2.01 of the Stock Purchase Agreement.

          3. Term of Option.

          (a) The Option shall initially be exercisable for a one-year period beginning on July 1, 2002 and ending on June 30, 2003. The Option shall be renewable by RHC for two additional one-year periods, for a total of three years. Each one-year period during which the Option is exercisable is referred to herein as an "Option Year."

          (b) RHC shall notify SCOR in writing of its intention to renew the Option for any subsequent Option Year no later than the May 1 prior to the end of the current Option Year (the first such renewal request to be delivered by May 1, 2003) (each such written request, an "Option Renewal Request"). In the event that RHC fails to provide an Option Renewal Request by the due date thereof, SCOR shall promptly notify RHC of such failure, and RHC will then have five (5) business days following the receipt of such notification to provide the Option Renewal Request. If the Option Renewal Request is not received by SCOR within the five (5) business days following notification, this Agreement shall terminate as of the last date of the current Option Year (June 30), and thereafter RHC shall have no rights hereunder.

          4. Option Fees.

          (a) The annual, non-refundable option fee with respect to each Option Year shall be $656,846 (five percent (5%) of the capital and surplus of IIC as of June 30, 2002, as set forth on IIC's quarterly statutory financial statement) (the "Annual Option Fee"), payable as hereinafter provided.

          (b) The Annual Option Fee for the first Option Year shall be due and payable in three installments, as follows: the first installment in the amount of $250,000 has been paid, and the second and third installments, each in the amount of $203,423, shall be due and payable on November 1, 2002 and March 1, 2003, respectively. If applicable, the due dates for the payment of the Annual Option Fees for the second and third Option Years shall be July 1, 2003 and July 1, 2004, respectively.

          (c) In the event that RHC exercises the Option and the parties contemplate that the Closing Date will occur after the end of the third Option Year, Annual Option Fees, on the same terms as set forth in Section 4(a) above, shall be due and payable by RHC to SCOR with respect to the period from the end of the third Option Year to the Closing Date, prorated accordingly in the event that such period or periods do not equal full years.

          (d) In the event that any capital or surplus contribution is made to IIC by SCOR or an affiliate thereof prior to the Closing Date to support the business


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

     generated by LMG, SCOR shall notify RHC in writing of its intention to increase IIC's capital and surplus no later than 30 days prior to the date of the capital and surplus contribution and such notice shall specify the date of the contribution. SCOR shall also notify RHC that such contribution has been made and RHC shall, within ten (10) business days after notification that such contribution has been made, pay to SCOR or such SCOR affiliate an annual option fee of five percent (5%) of such additional capital and surplus contribution, which fee shall be prorated to the period remaining in the current Option Year, and shall pay such option fee thereon in each subsequent Option Year, prorated accordingly in the event that such period or periods do not equal full years. The Annual Option Fees and each fee paid pursuant to this Section 4(c) are collectively referred to as the "Option Fees".

          (e) In the event that RHC fails to make any required option fee payment within five (5) business days after the later of (i) the due date thereof and (ii) the date RHC receives notice of its failure to make such required option fee payment, this Agreement shall terminate and thereafter RHC shall have no rights hereunder.

          (f) Except as provided in Section 10 hereof, the option fees payable pursuant to this Section 4 shall be non-refundable, including the Annual Option Fee paid with respect to the Option Year in which the Option is exercised.

          5. Exercise of Option. Unless already terminated, RHC may exercise its rights under this Agreement at any time during the three years following the Option Inception Date by tendering two executed copies of the Stock Purchase Agreement to SCOR. SCOR shall execute and return one to RHC. Subject to the terms and conditions of the Stock Purchase Agreement, the Closing Date shall occur within two (2) years following the date the Option is exercised by RHC. The date the Option is exercised by RHC is referred to hereinafter as the "Option Exercise Date." Notwithstanding the foregoing, if at the time the Option is exercised IIC is commercially domiciled in California within the meaning of California Insurance Code Section 1215.13, RHC will not acquire the IIC Stock, vote the IIC Stock or otherwise acquire control over IIC without the prior approval of the California Insurance Commissioner under California Insurance Code Section 1215.2.

          6. Representations and Warranties of SCOR. The representations and warranties of SCOR shall be true and correct in all respects when made and shall be true and correct at and as of the Option Exercise Date as if made at and as of such time. SCOR represents and warrants to RHC as follows:

          (a) Organization and Power of SCOR. SCOR is a corporation duly organized, validly existing and in good standing under the laws of Texas. SCOR has all requisite power and authority to own the IIC Stock and to carry on its business as now being conducted.

          (b) Organization and Standing of IIC; Corporate Power and Authority. IIC (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (ii) has the corporate power and authority to conduct its business as


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

     currently conducted; and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) Authority Relative to Agreement. SCOR has full power and authority to enter into and perform its obligations under this Agreement and the Stock Purchase Agreement and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Stock Purchase Agreement by SCOR has been duly authorized by all necessary corporate actions. This Agreement is, and when executed by SCOR the Stock Purchase Agreement will be, the legal, valid and binding obligations of SCOR enforceable in accordance with their respective terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally.

          (d) Title to IIC Stock. SCOR is the holder of record and beneficial owner of the IIC Stock free and clear of any lien, mortgage, pledge, security interest, encumbrance, claim charge or defect of title of any kind (any of the above, a "Lien"). SCOR is not party to any option, warrant, purchase right or other contract or commitment that could require the sale, transfer or other disposition of any shares of IIC capital stock or other equity interest in IIC (other than this Agreement). SCOR is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of the IIC Stock. Upon consummation of the transactions contemplated hereby and by the Stock Purchase Agreement, RHC will acquire good, valid and marketable title to the IIC Stock, free and clear of any Lien.

          (e) Capital Structure.

               (i) The authorized capital stock of IIC consists of 1,000 shares of common stock, par value $3,400 per share, of which 750 shares, constituting the IIC Stock, are issued and outstanding. All shares of the IIC Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire any shares of capital stock of IIC from SCOR or IIC. There is no outstanding security of any kind convertible into such capital stock, and there is no outstanding contract or other agreement of SCOR or IIC or any other party, to purchase, redeem or otherwise acquire any outstanding shares of capital stock or any other equity security of IIC.

               (ii) Other than IMG, IIC does not have any Subsidiaries, nor does it directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.


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

               (iii) No indebtedness of IIC contains any restriction upon (x) the prepayment of any indebtedness of IIC, (y) the incurrence of indebtedness by IIC or (z) the ability of IIC to grant any Lien on the properties or assets of IIC.

          (f) No Conflict or Violation. The execution, delivery and performance of this Agreement and, when executed, the Stock Purchase Agreement, and the consummation by SCOR of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of its or IIC's constituent documents, (ii) result in the creation of any Lien on any of IIC's assets or properties, (iii) violate, conflict with or result in the breach of any of the terms of any contract to which it or IIC is a party or
     (iv) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental entity.

          (g) Consents and Approvals. No consent, approval, authorization, ruling, order of, notice to, or registration with, any governmental entity, shareholder or any person that is party to any material contract (a contract involving amounts in excess of $50,000 annually) with SCOR or IIC is required on the part of SCOR in connection with the execution and delivery of this Agreement or the consummation by SCOR of the transactions contemplated hereby, except that the approval of the Delaware Insurance Department and the approval of the California Insurance Commissioner (if at such time IIC is commercially domiciled in California within the meaning of California Insurance Code Section 1215.13), will be required prior to the closing of the purchase by RHC of the IIC Stock.

          (h) Broker's or Finder's Fee. No broker or finder has acted directly or indirectly for SCOR or IIC, nor has SCOR or IIC incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transactions contemplated by this Agreement or the Stock Purchase Agreement.

          (i) No Proceeding or Litigation. No claim, action, suit, arbitration, investigation or other formal proceeding is pending or, to the Knowledge of SCOR, threatened, which seeks to (i) enjoin, restrain or prohibit the transactions contemplated herein or (ii) impose limitations on the ability of SCOR to consummate the transactions contemplated herein.

          (j) Licenses and Permits. IIC has all Permits necessary for the ownership and operation of its Assets and Owned Real Property (as defined in Section 6(u)) and the conduct of its business as presently conducted, except where the failure to have such Permits would not have a Material Adverse Effect. IIC is in compliance with all applicable statutes, laws, regulations and orders of any governmental entity, except as would not have individually or in the aggregate a Material Adverse Effect. Schedule 6(j) hereto sets forth a true and complete list of all such Permits including the jurisdiction covered thereby and the types of insurance IIC is authorized to write thereunder. All of the Permits listed on Schedule 6(j) are valid and in full force and effect, except for any limitations or restrictions placed thereon by any Governmental


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

     Entity as a result of the pendency of the transactions contemplated by this Agreement and the Purchase Option Agreement. Any such limitations or restrictions are listed on Schedule 6(j). There are no pending or, to the Knowledge of SCOR, threatened suits or proceedings with respect to the suspension, revocation, restriction, amendment or nonrenewal of any such Permit, and no event which (whether with notice or lapse of time or both) would result in a suspension, revocation, restriction, amendment or nonrenewal of any such Permit has occurred, except with respect to such Permits which, if suspended, restricted, amended or not renewed would not individually or in the aggregate have a Material Adverse Effect.

          (k) Compliance with Applicable Law. IIC is in compliance with all laws and regulations with respect to the conduct of its business in all jurisdictions in which it is presently conducting its business and has filed all reports, registrations, filings or submissions required to be filed with any governmental entity with respect to the conduct of its business in such jurisdictions, except where the failure to be in compliance with such laws or regulations, or the failure to file such reports, registrations, filings or submissions, would not have a Material Adverse Effect.

          (l) Reserves. The statutory reserves, and other liability amounts required by SAP to be determined using actuarial methods, in the SAP Statements (the "Reserves") were determined in accordance with commonly accepted actuarial standards applied in each case in a manner consistent with past practices, are fairly stated in accordance with sound actuarial principles, and are based on actuarial assumptions which are in accordance with those necessary to meet the minimum requirements of the insurance laws and regulations of the state of Delaware; provided, however, that RHC acknowledges that the mere fact that any such Reserve is, or is determined to be, inadequate shall not, in and of itself, constitute a breach of the representations and warranties set forth in this Section 6(l).

          (m) Financial Statements.

               (i) SCOR has previously made available to RHC true, complete and correct copies of the statutory financial statements of IIC, as filed with the Delaware Insurance Department (A) as of and for the years ended December 31, 2000 and 2001 and (B) as of and for the quarter ended June 30, 2002 (together with all notes, exhibits and schedules thereto (collectively, the "SAP Statements")). Except as set forth on
          Schedule 6(m), each of the SAP Statements presents fairly, in all material respects, the statutory financial condition of IIC at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with SAP, applied on a consistent basis throughout the periods indicated except as otherwise specifically noted therein.

               (ii) There are no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise (including, without limitation, any Liens other than Permitted Liens), of IIC other than
          (A) liabilities reflected or


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

          reserved against in the June 30, 2002 SAP Statements, not heretofore discharged, (B) policyholder benefits payable or other liabilities arising after June 30, 2002 in the ordinary course of business consistent with past practice and in amounts consistent with past practice or (C) liabilities disclosed in Schedule 6(m).

               (iii) Since June 30, 2002, IIC has operated its business only in the usual, regular and ordinary course of business and since such date there has not occurred (A) any event or change that is reasonably likely to have individually or in the aggregate a Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of IIC's outstanding capital stock; (C) any employment contract entered into by IIC with any officer or employee, or any other Person; (D) any other material transaction out of the ordinary course of business.

          (n) Books and Records. The Books and Records are consistent with and accurately reflect the business of IIC in all material respects.

          (o) Actions Pending. Except as set forth on Schedule 6(o), there is no claim, action, suit, arbitration, investigation or other proceeding pending or, to the Knowledge of SCOR, threatened against IIC or any properties or rights of IIC, by or before any court, arbitrator or administrative or governmental entity, which could reasonably be expected to have a Material Adverse Effect. There is no judgment, decree, injunction or order of any governmental entity or arbitrator outstanding against IIC having, or which would reasonably be expected to have, a Material Adverse Effect on IIC. There is no claim, action, suit, arbitration, investigation or other proceeding pending or, to the Knowledge of SCOR, threatened against SCOR, by or before any court, arbitrator or administrative or governmental entity, which would reasonably be expected to have a Material Adverse Effect on IIC.

          (p) Employee Matters.

               (i) Schedule 6(p) contains a list of each material plan, program, arrangement and Contract which is maintained by IIC or under which IIC is obligated to make contributions and which provides benefits or compensation to or on behalf of employees or former employees of IIC, including, but not limited to, executive arrangements and "employee benefit plans" as defined in Section 3(3) of ERISA. All such material plans, programs, arrangements or Contracts are referred to herein as "Company Employee Plans." SCOR has made available to RHC the plan documents or other writing constituting each Company Employee Plan that has been reduced to writing (or a written description of any Company Employee Plan which has not been reduced to writing) and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the three most recent Forms 5500 financial statements and actuarial reports for each such Company


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

          Employee Plan. SCOR has made available to RHC accurate copies of the most recent favorable determination letters for all Company Employee Plans qualified under Section 401(a) of the Code.

               (ii) There does not now exist, nor do any circumstances exist that would result in, any Company Controlled Group Liability (as defined below) that is reasonably likely to be a liability of IIC following the consummation of the transactions contemplated by this Agreement. "Company Controlled Group Liability" means any and all liabilities under (1) Title IV of ERISA, (2) Section 302 of ERISA, (3) Sections 412 and 4971 of the Code and (4) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. IIC has not (1) participated in any multiemployer plan (as defined in Section 3(37) of ERISA) or (2) incurred any liability to a multiemployer plan that has not been satisfied in full.

               (iii) Except as set forth on Schedule 6(p), IIC is not obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

               (iv) Each Company Employee Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws, and each of those Company Employee Plans which are intended to be qualified under Section 401(a) of the Code has at all times been maintained in all material respects, by its terms and in operation, in accordance with Section 401(a) of the Code.

               (v) Neither SCOR nor IIC is party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization and, to the Knowledge of SCOR, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made or threatened involving the employees of IIC. There is no unfair labor practice or labor arbitration proceeding or, to the Knowledge of SCOR, threatened against SCOR or IIC. SCOR and IIC are each in compliance, in all material respects, with all applicable laws regarding employment, consulting, employment practices, wages, hours and terms and conditions of employment.

               (vi) There have been no prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to the Company Employee Plans for which an exemption is not available, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Employee Plan, and no action, suit, proceeding, hearing or investigation with respect to any Company Employee Plan (other than routine claims for benefits) is pending or, to the Knowledge of SCOR, threatened.

               (vii) Any Company Employee Plan (or liability related thereto) is by its terms able to be amended or terminated by IIC.

               (viii) All accrued contributions, premiums and other payments that would be (without regard to the transactions contemplated hereby), but are not yet, due from IIC to (or under) any Company Employee Plan have been adequately and properly provided for on the Company's financial statements. The funding method used in connection with each Company Employee Plan which is subject to the minimum funding requirements of ERISA is acceptable under law, and the actuarial assumptions used in connection with funding each such plan are reasonable.

               (ix) All contributions and payments required by law or any Company Employee Plan agreement to have been made under any such Company Employee Plan (without regard to any waivers granted under Section 412 of the Code to any fund, trust, or account established thereunder or in connection therewith) have been made or will have been made by the due date thereof.

               (x) The consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee of IIC to severance pay, unemployment compensation, retention pay or any other payment from IIC, except as expressly provided in this Agreement, or (2) accelerate the time of payment or vesting, or increase the amount of compensation from IIC due to any such current or former employee of IIC.

               (xi) IIC does not have any "leased employees" within the meaning of Code Section 414(n).

          (q) Insurance Business. All policy forms issued by IIC prior to July 1, 2002, and all amendments, applications, brochures, illustrations and certificates pertaining thereto have, where required by applicable law, been approved by all applicable governmental entities or filed with and not objected to by such governmental entities within the period provided by applicable law for objection, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. All such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable law. Any rates of IIC which are required to be filed with or approved by any governmental entity have been so filed or approved and the rates used by IIC conform in all material respects thereto. For the avoidance of doubt, the representations and warranties made by SCOR in this Section 6(q) shall not apply to policy forms (or amendments, applications, brochures, illustrations or certificates pertaining thereto) or rates that are jointly developed or produced by, or are related to business that is jointly developed or produced by, RHC and SCOR (including IIC). SCOR has made available to RHC copies of all financial examination reports of the Delaware Department of Insurance with respect to IIC which have been completed and issued since January 1, 1999.

     Except as set forth in Schedule 6(q), since January 1, 1999, no violations material to the financial condition of IIC have been asserted in writing by the Delaware Department of Insurance, other than any violation which has been cured or otherwise resolved to the satisfaction of the Delaware Department of Insurance or which is no longer being pursued by the Delaware Department of Insurance following a response from IIC.

          (r) Reinsurance. Schedule 6(r) contains a list of all reinsurance treaties and agreements, including retrocessional agreements, to which IIC is a party or under which it has any existing rights, obligations or liabilities, and Schedule 6(r) contains a list of all reinsurance treaties and agreements, including facultative certificates, between SCOR or any of SCOR's Affiliates, on the one hand, and IIC, on the other hand. All reinsurance treaties and agreements set forth on Schedule 6(r) are in full force and effect as of the date hereof and, to the Knowledge of SCOR, no party thereto is in default in any material respect as to any provision thereof; and, except as set forth on Schedule 6(r) no such agreement contains any provision providing that any party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement.

          (s) Contracts.

               (i) Schedule 6(s) contains a true and complete list of all the following Contracts (true and complete copies of all such written Contracts having been made available to RHC), currently in force, to which IIC is a party or by which any Assets of IIC are or may be bound, as such Contracts may have been amended as of the date hereof:

               (1) all Contracts with (A) SCOR or any of its Affiliates, (B) any director, officer or employee of IIC or SCOR or its Affiliates,
               (C) any Affiliate of any director, officer or employee of IIC or SCOR or its Affiliates, or (D) any Person, the equity interests of which are more than 5% owned by any director, officer or employee of IIC or SCOR or any of its Affiliates, other than any such Contracts that will terminate or expire without further liability to IIC prior to or as of the Closing;

               (2) all Contracts providing for employment of any individual, whether or not such Person is considered an employee or independent contractor and all Contracts providing for specific severance benefits or parachute payments;

               (3) all Contracts with any Person including, but not limited to, any governmental entity, containing any provision or covenant (A) limiting the ability of IIC to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (B) limiting the ability of any Person to compete with or obtain products or services from IIC;

               (4) all Contracts relating to the borrowing of money by IIC or the direct or indirect guarantee by IIC of any obligation of any Person for borrowed money or other financial obligation of any Person or any other liability of IIC in respect of indebtedness for borrowed money or other financial obligations of any Person, including, but not limited to, lines of credit or similar facilities and any Contract relating to or containing provisions with respect to any obligation to satisfy any financial obligation or covenants;

               (5) all Contracts (other than Insurance Contracts and other Contracts entered into in the ordinary course of business) with any Person containing any provisions or covenant relating to the indemnification or holding harmless by IIC of any Person which is reasonably likely to result in a liability of IIC of fifty thousand dollars ($50,000) or more;

               (6) all leases or subleases of real property used in the conduct of the business of IIC and all other leases, subleases or rental or use Contracts providing for annual rental payments to be paid by or on behalf of IIC, involving, in the case of each of the foregoing, annual payments in excess of fifty thousand dollars ($50,000);

               (7) all Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or acquisition of any interest in any business enterprise, and all Contracts relating to the future disposition of a material portion of the Assets of IIC other than, in the case of each of the foregoing, any investment asset or interest in any material business enterprise or Assets to be acquired or disposed of in the ordinary course of business;

               (8) all Contracts or arrangements (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities, management contracts and appointments as attorneys-in-fact) between or among IIC and Affiliates of IIC;

               (9) all outstanding proxies (other than routine proxies in connection with annual meetings or guarantee associations), powers of attorney or similar delegations of authority of IIC to an unrelated Person, other than those entered into in the ordinary course of business;

               (10) all other Contracts (other than (A) Insurance Contracts, (B) Contracts otherwise required to be set forth on Schedule 6(r),
               Schedule 6(s), Schedule 6(w) or Schedule 6(z) and (C) other Contracts which are expressly excluded under any other subsection of this Section 6(s) that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to IIC of fifty thousand dollars ($50,000) or more;

               (11) any partnership, joint venture, joint marketing, strategic alliance, tenancy in common or similar Contracts; and

               (12) any Contracts that (A) require IIC to purchase or sell any product or service exclusively from or to any Person, (B) prohibit IIC from selling products or services to any Person, (C) require IIC to pay for any product or service regardless of whether or not IIC avails itself of such product or service.

               (ii) Each of the Contracts listed on Schedule 6(s), and each material Contract to which IIC is a party, is in full force and effect and constitutes a legal, valid and binding obligation of IIC, to the extent that it is party thereto, and, to the Knowledge of SCOR, of each other Person that is a party thereto. Except as set forth on
          Schedule 6(s), IIC is not, and to the Knowledge of SCOR, no other party to such Contract is, in material violation, breach or default of any such Contract or, with or without notice or lapse of time or both, would be, in material violation, breach or default of any such Contract, except for any violation, breach or default which would not have Material Adverse Effect.

          (t) Assets. Except as set forth on Schedule 6(t) and except for Assets disposed of since June 30, 2002 in the ordinary course of business: (i) IIC has good title to all Assets that are disclosed or otherwise reflected in the SAP Statements for such year and all Assets acquired thereafter, and all such Assets are owned by IIC, free and clear of all Liens, other than Permitted Liens; and (ii) IIC owns, has a valid leasehold interest in or has a valid right under contract to use, all personal property that is material to the conduct of its business, free and clear of all Liens, other than Permitted Liens.

          (u) Real Property. Schedule 6(u) sets forth a complete and correct list of (i) all real property owned by IIC (together with all improvements or fixtures thereon owned by IIC, the "Owned Real Property") and (ii) all real property in which IIC has a leasehold interest (the "Leased Real Property") that is material to the conduct of the business of IIC. IIC has good and marketable fee simple title to the Owned Real Property free and clear of all Liens, other than Permitted Liens. IIC has a valid leasehold interest in the Leased Real Property.

          (v) Environmental Matters. There is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose on IIC any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, pending or, to the Knowledge of SCOR, threatened against IIC; to the Knowledge of SCOR, there is no reasonable basis for any such proceeding, claim or action; and to the Knowledge of SCOR, IIC is not subject to any agreement, order, judgment, or decree by or with any court, Governmental Entity or third party imposing any such environmental liability on IIC.

          (w) Insurance. Schedule 6(w) sets forth a list of all policies and binders of fire, liability, product liability, workers' compensation, vehicular and other insurance covering IIC as of the date of this Agreement, other than reinsurance treaties and agreements listed on
     Schedule 6(r). The policies and binders listed on Schedule 6(w) are valid and enforceable in accordance with their terms and are in full force and effect (assuming no default by any such insurer).

          (x) Taxes.

          (1) (i) All Tax Returns required to be filed by or with respect to IIC (the "Company Tax Returns") have been or will be timely filed (taking into account permitted extensions) with the appropriate Governmental Entity in the manner prescribed by Applicable Law; (ii) the Company Tax Returns, in all material respects, are true, complete and have accurately disclosed and will be true, complete and accurately disclose, all liability for Taxes of IIC required to be shown thereon for the periods covered thereby; (iii) IIC has timely paid (or there has been paid on its behalf) all Taxes with respect to IIC shown as due and payable on any Company Tax Return and has timely paid (or there has been paid on its behalf) all Taxes with respect to IIC, whether or not shown on any Company Tax Return, in each case, in the manner prescribed by Applicable Law; (iv) no Liens (other than Permitted Liens) for Taxes exist on IIC's Assets; (v) IIC has not requested nor is it currently the beneficiary of any extension of time within which to file any Company Tax Return; (vi) as of the date of the SAP Statements, to the extent that Tax liabilities and assessments have accrued but not yet become payable, such Tax liabilities and assessments have been reflected as liabilities in accordance with SAP on the SAP Statements and adequate reserves have been established for the payment thereof and no difference exists between the amount recorded on the SAP Statements and the amount of such Tax liability as determined by the appropriate Governmental Entity; (vii) no written claim has ever been made by a Governmental Entity in a jurisdiction where IIC does not file Company Tax Returns that IIC is or may be subject to taxation by that jurisdiction; (viii) there are no actions, suits, investigations, audits, claims administrative or court proceedings, or assessments ("Audits") pending or proposed or, threatened with respect to Taxes of IIC; (ix) all deficiencies asserted or assessments made as a result of any examination of the Company Tax Returns have been paid in full; (x) there are no Tax Rulings, request for Tax Rulings, or Closing Agreements relating to IIC or the Seller Consolidated Group which could affect IIC's liability for Taxes; (xi) as a result of a change in accounting method IIC will not be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of foreign, state or local Tax law) in taxable income for any Tax period; (xii) as a result of any Closing Agreement,

          IIC will not be required to include any item of income in, or exclude any Tax Credit or item of deduction from, any taxable period (or portion thereof); (xiii) there are no intercompany obligations between IIC on the one hand, and any other member of the affiliated group of which SCOR is the common parent, within the meaning of Section 1504(a) of the Code (the "Seller Consolidated Group") on the other hand and IIC has not engaged in any transaction with SCOR or any of its Affiliates which would result in the recognition of income by IIC with respect to such transaction (including, but not limited to, Code sections 355 and 1502); (xiv) no power of attorney currently in force has been granted with respect to any matter relating to the Taxes of IIC; (xv) no indebtedness of IIC is "corporate acquisition indebtedness" within the meaning of Code Section 279(b); (xvi) no property of IIC is property that IIC or any party to this transaction is or will be required to treat as being owned by another Person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code Section 168; and (xvii) IIC has not (A) filed a consent pursuant to Code Section 341(f) or (B) agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)).

          (2) IIC is a member of the Seller Consolidated Group , and such affiliated group files a consolidated Federal Income Tax Return. IIC has not at any time been a member of an affiliated group filing a consolidated Federal Income Tax Return other than the Seller Consolidated Group. Except with respect to any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) that directly results from IIC being a member of the Seller Consolidated Group, IIC will not have any liability for Taxes of any Person other than IIC (i) as a transferee or successor, (ii) by contract (including any Tax Sharing Agreements) or (iii) otherwise.

          (3) IIC has complied with all applicable laws relating to the payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

          (4) Schedule 6(x) sets forth the amount of any net operating loss, net capital loss, unused credit, unused foreign tax, or excess charitable contribution allocable to IIC as of June 30, 2002.

          (5) There are no disputes or claims concerning any material Tax liability of IIC. Schedule 6(x) lists all Company Tax Returns filed on or after January 1, 1999 that have been the subject of an Audit, and indicates all Company Tax Returns that currently are the subject of an Audit. SCOR has delivered or made available to RHC correct and complete copies of all Income Tax Returns and examination reports and all other relevant written materials with respect to any Audit which pertain to IIC.

          (6) IIC has not executed any waiver or comparable consent to any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (7) IIC (i) has not made any payments, (ii) is not obligated to make any payments, and (iii) is not a party to, any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

          (8) IIC does not have an existing policyholder surplus account as defined in Code Section 815(e).

     (y) Products. All Life Insurance Contracts issued, assumed, modified, exchanged or sold by IIC which are subject to Sections 101(f) or 7702 of the Code qualify (and have qualified since issuance) as "life insurance contracts" within the meaning of Sections 101(f) or 7702(a) of the Code, as applicable. No Life Insurance Contract issued, assumed, modified, exchanged or sold by IIC is a "modified endowment contract" within the meaning of
     Section 7702A of the Code, except for those Life Insurance Contracts that IIC is administering as modified endowment contracts and with respect to which IIC has notified the policyholder, before the date hereof, that the contract constitutes a modified endowment contract. IIC has not issued or assumed any Insurance Contracts (i) as, or in connection with, plans that are intended to qualify under sections 401, 403, 408 or 457 of the Code,
     (ii) that are subject to Section 817 of the Code or (iii) with respect to individual or group retirement or deferred compensation plans or arrangements.

          (z) Technology and Intellectual Property. (i) IIC owns or possesses, or has enforceable rights or licenses to use, the Intellectual Property that is necessary to carry on its business as presently conducted (each, an "Intellectual Property Right"), except where the failure to so own or possess, or have enforceable rights or licenses would not have a Material Adverse Effect. Neither IIC nor any of its Subsidiaries has received any written notice of any infringement of the rights of others with respect to any Intellectual Property Right that, if such infringement is determined to be unlawful, would have a Material Adverse Effect on IIC. Except as set forth in Schedule 6(z), the execution and delivery of this Agreement by SCOR, and the consummation of the transactions contemplated hereby, will neither cause IIC or any of its Subsidiaries to be in violation or default under any licenses, sublicenses or other agreements to which IIC or any of its Subsidiaries is a party and pursuant to which IIC or its Subsidiaries is authorized to use any Intellectual Property Right, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except where any such violation, default, termination or modification would not have a Material Adverse Effect.

          (ii) No use of any Intellectual Property Right by IIC or any of its Subsidiaries infringes any rights of any third party or (except for the payment of licensing fees) requires any payment for the use of any proprietary rights or rights in

     Intellectual Property or technology owned by any third party.

          7. Representations and Warranties of RHC. The representations and warranties of RHC shall be true and correct in all respects when made and shall be true and correct at and as of the Option Exercise Date and the Closing Date as if made at and as of such time. RHC represents and warrants to SCOR as follows:

          (a) Organization and Power. RHC is a corporation duly organized, validly existing and in good standing under the laws of California. RHC has all requisite power and authority to carry on its business as now being conducted.

          (b) Authority Relative to Agreement. RHC has full power and authority to enter into and perform its obligations under this Agreement and the Stock Purchase Agreement and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Stock Purchase Agreement by RHC has been duly authorized by all necessary corporate actions. This Agreement is, and when fully executed the Stock Purchase Agreement will be, the legal, valid and binding obligations of RHC enforceable in accordance with their respective terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally.

          (c) No Conflict or Violation. The execution, delivery and performance of this Agreement and, when fully executed, the Stock Purchase Agreement, and the consummation by RHC of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of its constituent documents, (ii) result in the creation of any Lien on any of its assets or properties, (iii) violate, conflict with or result in the breach of any of the terms of any contract to which it is a party or (iv) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental entity.

          (d) Consents and Approvals. No consent, approval, authorization, ruling, order of, notice to, or registration with, any governmental entity or any person that is party to any material contract (a contract involving amounts in excess of $50,000 annually) with RHC is required on the part of RHC in connection with the execution and delivery of this Agreement or the consummation by RHC of the transactions contemplated hereby, except that the approval of the Delaware Insurance Department and the approval of the California Insurance Commissioner (if at such time IIC is commercially domiciled in California within the meaning of California Insurance Code
     Section 1215.13), will be required prior to the closing of the purchase by RHC of the IIC Stock.

          (e) Broker's or Finder's Fee. No broker or finder has acted directly or indirectly for RHC, nor has RHC incurred any obligation to pay brokerage or finder's fees or other commissions in connection with the transactions contemplated by this

     Agreement or the Stock Purchase Agreement.

          (f) No Proceeding or Litigation. No claim, action, suit, arbitration, investigation or other formal proceeding is pending or, to the knowledge of RHC, threatened, which seeks to (i) enjoin, restrain or prohibit the transactions contemplated herein or (ii) impose limitations on the ability of RHC to consummate the transactions contemplated herein..

          8. Covenants of the Parties. During the term of this Agreement through the Closing Date:

          (a) RHC shall have the right to audit the balance sheet supporting IIC's total capital and surplus as of June 30, 2002. SCOR shall make a contribution to IIC's capital and surplus if the foregoing audit results in any material adjustment (any adjustment exceeding $250,000) to IIC's balance sheet, which contribution shall be in the amount of the material adjustment.

          (b) RHC shall have the right to audit the books of IIC so as to enable RHC to prepare GAAP financial statements for IIC.

          (c) SCOR shall cause IIC to be operated in the ordinary course of business and shall communicate to RHC all material information regarding IIC. Until the Closing Date, SCOR shall cause IIC to provide to RHC usual and customary information to enable RHC to perform its due diligence review of IIC, as if RHC were an unaffiliated third party seeking such information.

          (d) RHC shall have the right, through its officers, employees, consultants, accountants, actuaries, attorneys and other designated agents and representatives, upon reasonable notice, during normal business hours and in a manner so as not to disrupt the orderly conduct of business of IIC, to (i) inspect (and make copies of) such of the Books and Records as RHC may reasonably request; and (ii) make such reasonable investigation of the assets, liabilities, financial condition, properties, business and operations of IIC as RHC may reasonably deem necessary or appropriate, and for such purposes to have access to the Books and Records and contracts and facilities of IIC, and access to the personnel of IIC, SCOR and SCOR's Affiliates that perform work for, or have knowledge of facts relating to, IIC (including the employees), including an examination of the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending litigation, tax returns, accounting and actuarial methods, business plans and prospects, in each case wherever located, of IIC, provided, that RHC will take reasonable steps to maintain the confidentiality of all Books and Records. SCOR shall, and shall cause IIC and SCOR's Affiliates, and their respective officers, employees (including the employees), agents and representatives, including their respective counsel and independent public accountants, to cooperate fully with RHC in connection with such investigation, access and examination.

          (e) At least 30 days prior to entering into any such contract or making any such commitment, SCOR shall provide notice to RHC of IIC's intent to enter into any contract or commitment that by its terms extends beyond one year and is either not cancelable by IIC or is cancelable by IIC with a penalty (other than insurance contracts with respect to which LMG acted as agent or to which LMG or RHC is a party). RHC shall have the right to notify SCOR of its objection to any such contracts or commitments in its reasonable discretion within thirty (30) days of its receipt of notice from SCOR or IIC of IIC's intent to enter into any such contract or commitment; provided, however, that the ultimate decision of whether to enter into any such contract or commitment shall rest with IIC. If the transactions contemplated by this Agreement and the Stock Purchase Agreement are consummated, SCOR agrees to indemnify RHC or adjust the Purchase Price in the Stock Purchase Agreement for any losses to IIC or RHC caused by any contract or commitment that IIC enters into as to which RHC has provided a timely objection as provided in this Section 8(e).

          (f) At least 30 days prior to IIC making any capital expenditures in excess of $100,000 in the aggregate (except as required to support the business generated by LMG), SCOR shall notify RHC of such proposed capital expenditure and RHC shall have the right to notify SCOR of its objection to such capital expenditure; provided, however, that the ultimate decision of whether to make any such capital expenditure rests with IIC. If the transactions contemplated by this Agreement and the Stock Purchase Agreement are consummated, SCOR agrees to indemnify RHC or adjust the Purchase Price in the Stock Purchase Agreement for any losses to IIC or RHC caused by any capital expenditure that IIC makes as to which RHC has provided a timely objection as provided in this Section 8(f).

          (g) SCOR covenants and agrees that it shall not cause IIC to pay dividends, distributions, loans, capital or extraordinary payments to SCOR, or to make any other payments by IIC to SCOR other than payments in the ordinary course of business by IIC to SCOR (including but not limited to, payments under existing reinsurance, management service or tax allocation agreements), which shall be permissible; provided, however, the parties acknowledge that the ultimate decision to make any such dividends, distributions, loans or extraordinary payments rests with the board of directors of IIC. Copies of any such intercompany agreements shall be made available to RHC. The parties agree that the Purchase Agreement will provide for adjustments to the Purchase Price for any dividends, distributions, loans, capital or extraordinary payments made by IIC.

          (h) SCOR shall provide prompt notice to RHC of any significant NAIC, state insurance department or other governmental (including judicial) actions or issues relating to IIC. SCOR shall provide to RHC a copy of any correspondence requiring action on the part of IIC.

          (i) SCOR shall not and SCOR shall cause IIC to not engage in any transaction with any independent producer group with respect to any annuities or life insurance products which transaction is similar to the Marketing Agreement dated as of June 5, 2002 between LMG and IIC; provided, however, the parties acknowledge that the ultimate decision of IIC to enter into any such contracts rests with the board of directors of IIC. If the transactions contemplated by this Agreement and the Stock Purchase Agreement are consummated, SCOR agrees to indemnify RHC or make an appropriate adjustment to the Purchase Price pursuant to the terms of the Stock Purchase Agreement for any current or projected future losses to IIC or RHC caused by any contract or commitment that IIC enters into as to which RHC has provided a timely objection as provided above. SCOR will maintain strict confidentiality with respect to any products jointly developed with RHC.

          (j) RHC agrees that IIC shall be permitted to sell its non-RHC third party administrator ("TPA") activities to an unaffiliated third party, and in connection therewith employees working for the TPA may cease to be employees of IIC; provided, however, that such sale shall be at a price not less than book value, and IIC shall have no post-closing liabilities to the TPA or the purchaser thereof.

          (k) SCOR shall give RHC 30 days advance notice of any proposed new non-RHC related TPA agreements that involve Investors Marketing Group ("IMG") or IIC. RHC shall have the right to review any such agreements and object to any such agreements involving IIC; provided, however, the parties acknowledge that the ultimate decision to enter into any such agreements rests with the board of directors of IIC. RHC shall also have the right to request that IIC transfer IMG at its statutory book value as of June 30, 2002 (current value) with no after-tax gain or loss to IIC based on current value, to another SCOR company; provided, however, the parties acknowledge that the ultimate decision to make any such transfer rests with the board of directors of IIC. SCOR agrees to provide RHC with indemnification against any liabilities resulting from any such TPA agreements or adjust the Purchase Price pursuant to the terms of the Stock Purchase Agreement.

          (l) SCOR shall provide RHC with statutory financial information that shows separate reporting lines for (i) business produced through RHC or its subsidiaries including LMG and (ii) non-RHC produced business. If the transactions contemplated by this Agreement and the Stock Purchase Agreement are consummated, SCOR agrees to indemnify RHC or adjust the Purchase Price in the Stock Purchase Agreement for any losses to RHC or IIC resulting from the non-RHC produced business.

          (m) SCOR shall provide to RHC, at least quarterly, a standard package of financial reports concerning IIC, which shall include (i) statutory financial statements, (ii) reserve valuation and cash flow testing detail,
     (iii) investment reports and (iv) any relevant and available information regarding the business produced by RHC or its subsidiaries including LMG.

          (n) RHC will provide to SCOR a formal acknowledgment of the current investment guidelines for IIC, and any revisions thereto. RHC understands and agrees that the investment advisor for SCOR will continue to act with discretionary authority under the approved investment guidelines to construct comparable investment portfolios between SCOR and IIC, it being understood that investments allocated to IIC shall be representative of SCOR's total investment portfolio as to yield, credit rating and risk. SCOR shall advise RHC of all investment review conclusions. From and after the Option Exercise Date, on a prospective basis, RHC may recommend to SCOR the exclusion or further limitation of any approved asset class in the investment guidelines; provided, however, the ultimate investment decisions shall rest with the board of directors of IIC. To the extent such recommendations are accepted by SCOR, RHC must then accept any impact that this action has on the pricing of the underlying policies or interest credited to the policyholders. On a prospective basis, RHC may also provide SCOR with a specific list of individual securities that RHC does not wish to be purchased for the portfolios. On a retrospective basis, however, both SCOR and RHC will accept the financial impact of the securities purchased for the portfolios and will work together to optimize the economic results.

          (o) RHC shall have the right to participate in IIC's Investment and Product Management Committee decisions with respect to interest rate setting, product design and pricing, and asset / liability modeling. SCOR and RHC acknowledge and agree that (i) they shall endeavor to reach consensus with respect to the matters in the previous sentence and (ii) ultimate decision making authority shall rest with IIC.

          (p) SCOR agrees to provide or find capacity for RHC-produced products meeting SCOR's return on investment objectives either in IIC or another insurance company; provided that the ultimate decision of IIC to underwrite any such products shall rest with the board of directors of IIC. SCOR will provide capacity for $1.0 billion of annual production and will use its best efforts to provide or find capacity for amounts in excess of $1.0 billion annually.

          (q) SCOR agrees to reinsure IIC business produced by RHC or its subsidiaries (including LMG) (i) on an automatic 80% quota share coinsurance basis pursuant to one or more treaties with terms that would be found in agreements negotiated on an arm's length basis, and (ii) on an additional automatic 10% quota share funds withheld coinsurance basis pursuant to one or more treaties under which SCOR will provide IIC with surplus in exchange for an annual expense and risk charge of 2% of surplus provided until the Closing Date, after which the expense and risk charge shall be adjusted to a market rate as determined by a nationally recognized actuarial firm, but in no event in excess of 6% per year. Beginning on the Closing Date, IIC shall have the right to require recapture of the 10% quota share funds withheld treaties pursuant to their terms. In addition, SCOR agrees (subject to receipt of regulatory approval or non-disapproval) to amend all IIC reinsurance treaties (including those covering IIC business not produced by RHC or its subsidiaries) as of the Closing Date to include (i) a DAC tax provision designed to achieve equitable allocation between the parties and (ii) a provision for reinsurer participation in state guaranty fund assessments. SCOR will not otherwise amend such reinsurance treaties and will cause IIC to maintain such reinsurance treaties in force prior to the Closing Date; provided, however, the parties acknowledge that the ultimate decision of IIC to amend or terminate such treaties rests with the board of directors of IIC. Notwithstanding the preceding sentence, SCOR may at its sole option cause the management of IIC to amend or novate reinsurance treaties covering business not produced by RHC or its subsidiaries provided that any such amendment or novation does not have an adverse effect on IIC. If the transactions contemplated by this Agreement and the Stock Purchase Agreement are consummated, SCOR agrees to indemnify RHC or make an appropriate adjustment to the Purchase Price for any current or projected future losses to IIC caused by any amendment, novation or termination of any reinsurance treaty between SCOR or its Affiliates and IIC for which SCOR has not obtained the prior written consent of RHC.

          (r) SCOR will use its best efforts to maintain IIC's A.M. Best rating at its current level or at "A-" or better.

          9. Cure Period. Except as provided in Sections 3(b) and 4(e), if either party violates any provision of this Agreement, the violating party shall have forty-five (45) calendar days from receipt of written notice of the violation from the other party to cure the violation to the satisfaction of the other party.

          10. Termination.

          (a) In the event that there is a material breach of Seller's representations and warranties or covenants hereunder, which breach is not cured in accordance with Section 3(b) or 9, or in the event that the A.M. Best rating of IIC falls below A- prior to the Closing Date, RHC shall be entitled to terminate this Agreement (and the Stock Purchase Agreement, if the Stock Purchase Agreement has been executed by the parties), in which case SCOR shall refund to RHC the Annual Option Fees and any other Option Fees paid to SCOR pursuant to Section 4 of this Agreement since the Option Inception Date, and the Escrow Amount, if it has been paid, with interest at a rate of seven percent (7%) per annum on each such Option Fee and the Escrow Amount, from the date each such payment was made.

          (b) In the event of a change in the ultimate control of SCOR prior to the Closing Date (a change in ownership of stock resulting in over fifty percent (50%) of the voting power of SCOR Life Re being held by an unaffiliated third party) or a breach by SCOR prior to the Closing Date of its obligation to pursue the sale of product or support of capital, RHC may terminate this Agreement (and the Stock Purchase Agreement, if the Stock Purchase Agreement has been executed by the parties), in which case SCOR shall refund to RHC all Option Fees paid to SCOR since the Option Inception Date, and the Escrow Amount, if it has been paid, with interest at a rate of seven percent (7%) per annum on each such Option Fee and the Escrow Amount from the date each such payment was made.

          (c) In the event of a material change in the senior management of RHC (which, for the avoidance of doubt, shall mean that neither Lynda Regan nor Preston Pitts hold senior management positions at RHC, or if LMG is acquired by a competitor to SCOR), RHC shall so notify SCOR in writing. For purposes of this Section 10(c) "a competitor to SCOR" shall mean an entity the principal business of which is the reinsurance of life insurance products. SCOR may terminate this Agreement within ninety (90) days from receipt of such notice, in which case it shall provide RHC six (6) months from the date of SCOR's receipt of such notice to exercise the Option.

          (d) In the event of termination by SCOR of the marketing or administrative agreements between IIC and RHC or LMG as a result of an uncured material breach thereof by RHC or LMG (including, without limitation, a breach by RHC or LMG as a result of market conduct issues), SCOR may terminate this Agreement and retain all Option Fees paid to the date of termination.

          (e) The parties agree that in the event that the Option is not exercised, each party shall retain the right to market and sell the jointly developed insurance products, subject to the Non-Compete Provision (Section 9.1) of the Marketing Agreement dated as of June 5, 2002 by and between LMG and IIC (the "Marketing Agreement"), which provision is hereby incorporated herein by reference and shall survive the termination of this Agreement for a period of two (2) years thereafter, regardless of whether the Marketing Agreement remains in effect.

          11. Indemnification by SCOR. SCOR shall indemnify and hold harmless RHC against:

          (a) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by RHC arising from a breach of any representation, warranty, covenant or agreement made by SCOR contained in or made pursuant to this Agreement; and

          (b) all ordinary and necessary costs, expenses or settlement payments (including, without limitation, reasonable attorneys', accountants' and other professional fees) incurred by RHC in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against under this Section 11.

          12. Indemnification by RHC. RHC shall indemnify and hold harmless SCOR against:

          (a) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by SCOR arising from a breach of any representation, warranty, covenant or agreement made by RHC contained in or made pursuant to this Agreement; and

          (b) all ordinary and necessary costs, expenses or settlement payments (including, without limitation, reasonable attorneys', accountants' and other professional fees) incurred by SCOR in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against under this Section 12.

          13. Expenses: Each party shall bear its own expenses in connection with the transaction, whether or not the Option is exercised.

          14. Governing Law: This Agreement shall be governed by the laws of the State of New York without regard to conflicts of laws principles thereof.

          15. Assignment; Successors. This Agreement shall not be assigned by any party without the prior written consent of the other party. This Agreement is intended for the exclusive benefit of the parties hereto and their respective permitted successors and assigns and shall not create any rights in or be enforceable by any other person. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the permitted successors and assigns of the respective parties.

          16. Amendment and Modification; Waivers. This Agreement or any term hereof may be changed, waived, discharged or terminated only by agreement in writing signed by both parties hereto. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

          17. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard thereto shall be validly given, made or served, if in writing and delivered personally or sent by fax or nationally recognized overnight courier:

          if to SCOR, at the following address:

          SCOR Life U.S. Re Insurance Company
          Colonnade Building III, Suite 700
          15305 Dallas Parkway
          Addison, TX 75001
          Attention:   Yves Corcos, Chief Executive Officer
          Fax:         972-560-9535

          with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, NY 10019
          Attention:   Kirk M. Reische
          Fax:         212-259-6333
          and, if to RHC, at the following address:

          Regan Holding Company
          2090 Marina Avenue
          Petaluma, CA 94954
          Attention:   R. Preston Pitts
          Fax:         707-778-1524

          with a copy to:

          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
          125 West 55th Street
          New York, NY 10019
          Attention:   Joseph L. Seiler III and Jane Boisseau
          Fax:         212-424-8500

or, in each case, at such other address as may be specified in writing, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          18. Further Assurances. Each party shall cooperate and take such actions, and execute all such further instruments and documents, at or subsequent to the Closing Date, as any other party may reasonably request in order to convey title to the IIC Stock to RHC and to otherwise effectuate the terms and purposes of this Agreement.

          19. Confidentiality. Except as may otherwise be required by law or the rules of any applicable stock exchange or other regulatory authority, no release or announcement concerning this Agreement or the transactions contemplated hereby shall be made by SCOR or RHC without the advance written approval of the other party, which approval shall not be unreasonably delayed or withheld. Each party shall cooperate with the other in making any release or announcement to the extent reasonably practicable. In addition, the parties shall maintain strict confidentiality during the development and pre-marketing stages with respect to any products jointly developed by them except with respect to information that has otherwise become publicly known, or as required by applicable law, court order or regulatory authority.

          20. Attorneys' Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled from the other party.

          21. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

          22. Headings. The headings of sections contained in this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

          23. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          24. Specific Performance. SCOR and RHC acknowledge that the Option is a unique and valuable right, without which the parties hereto would lose substantial benefits. The parties hereto have concluded that, upon breach of this Agreement by any of the parties hereto, legal remedies would be inadequate and impracticable to enforce, in that, among other things, it would be difficult to calculate with reasonable certainty the legal damages payable as a result of such breach; therefore, the obligations of each of the parties hereto shall be enforceable by means of a suit for specific performance brought by the other party hereto.

            (The remainder of this page is intentionally left blank.)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                   SCOR LIFE U.S. RE INSURANCE COMPANY



                                   By: /s/ Yves I. Corcos
                                      ----------------------------------
                                      Name:  Yves I. Corcos
                                      Title: Chief Executive Officer


                                   REGAN HOLDING CORP.



                                   By: /s/ R. Preston Pitts
                                      ----------------------------------
                                      Name:  R. Preston Pitts
                                      Title: President

                                          Exhibit A to Purchase Option Agreement






                                    [FORM OF]

                            STOCK PURCHASE AGREEMENT


                                     between


                       SCOR LIFE U.S. RE INSURANCE COMPANY

                                       and



                               REGAN HOLDING CORP.



                      Dated as of [______________], 200[ ]

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I DEFINITIONS..........................................................1

      Section 1.01. Definitions................................................1

ARTICLE II PURCHASE OF SHARES..................................................8

      Section 2.01. Purchase of Shares.........................................8
      Section 2.02. Closing....................................................9
      Section 2.03. Closing Deliveries.........................................9
      Section 2.04. Escrow Amount.............................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER..........................10

      Section 3.01. Organization and Standing; Corporate Power and Authority..10
      Section 3.02. Authorization.............................................11
      Section 3.03. Consents and Approvals....................................11
      Section 3.04. Capital Structure.........................................11
      Section 3.05. Actions Pending...........................................12
      Section 3.06. No Conflict or Violation..................................12
      Section 3.07. Licenses and Permits......................................13
      Section 3.08. Contracts.................................................13
      Section 3.09. Compliance with Applicable Law............................15
      Section 3.10. Reserves..................................................15
      Section 3.11. Financial Statements......................................15
      Section 3.12. Taxes.....................................................16
      Section 3.13. Employee Matters..........................................18
      Section 3.14. No Brokers................................................20
      Section 3.15. Insurance Business........................................20
      Section 3.16. Assets....................................................21
      Section 3.17. Real Property.............................................21
      Section 3.18. Environmental Matters.....................................21
      Section 3.19. Books and Records.........................................21
      Section 3.20. Insurance.................................................21
      Section 3.21. Reinsurance...............................................21
      Section 3.22. Products..................................................22
      Section 3.23. Technology and Intellectual Property......................22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER............................23

      Section 4.01. Organization and Standing.................................23
      Section 4.02. Authorization.............................................23
      Section 4.03. Consents and Approvals....................................23

      Section 4.04. No Conflict or Violation..................................23
      Section 4.05. Actions Pending...........................................24
      Section 4.06. Resources.................................................24
      Section 4.07. Investment Intent.........................................24
      Section 4.08. No Brokers................................................24

ARTICLE V PRE-CLOSING COVENANTS...............................................24

      Section 5.01. Right of Access and Inspection............................24
      Section 5.02. Conduct of Business.......................................25
      Section 5.03. Cooperation...............................................26
      Section 5.04. Regulatory Approvals......................................26
      Section 5.05. Notification of Changes...................................27
      Section 5.06. Confidentiality of Information............................27
      Section 5.07. Intercompany Accounts.....................................27
      Section 5.08. Long-Term Contracts.......................................27
      Section 5.09. Extraordinary Payments....................................27
      Section 5.10. Board of Directors Meetings...............................28
      Section 5.11. NAIC/State Investigations.................................28
      Section 5.12. Annuity and Life Insurance Products.......................28
      Section 5.13. TPA Business..............................................28
      Section 5.14. Separate Reporting Lines..................................29
      Section 5.15. Participation in Meetings.................................29
      Section 5.16. Capacity for Buyer-produced Products......................29
      Section 5.17. Amendments to Reinsurance Agreements......................29
      Section 5.18. Maintenance of Credit Rating..............................30
      Section 5.19. Acknowledgement of Investment Guidelines..................30

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE...........30

      Section 6.01. Representations and Covenants.............................30
      Section 6.02. Administrative Services Agreement.........................31
      Section 6.03. Approvals and Consents....................................31
      Section 6.04. Injunction and Litigation.................................31
      Section 6.05. Employee Matters..........................................31
      Section 6.06. Lease Obligations.........................................32

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE.........32

      Section 7.01. Representations, Warranties and Covenants.................32
      Section 7.02. Approvals and Consents....................................32
      Section 7.03. Injunction and Litigation.................................32
      Section 7.04. Certificate of Non-Foreign Status.........................32

ARTICLE VIII POST-CLOSING COVENANTS...........................................32

      Section 8.01. Cooperation...............................................32
      Section 8.02. Post-Closing Obligation to Obtain Permits.................33
      Section 8.03. Regulatory Compliance.....................................33
      Section 8.04. Use of Names..............................................33
      Section 8.05. Investment Intent of Buyer................................33
      Section 8.06. Transfer Taxes............................................34

ARTICLE IX SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..............34

      Section 9.01. Survival of Representations, Warranties and Covenants.....34

ARTICLE X INDEMNIFICATION.....................................................34

      Section 10.01. Obligation to Indemnify..................................34
      Section 10.02. Notice of Asserted Liability.............................35
      Section 10.03. Opportunity to Defend....................................35
      Section 10.04. Exclusive Remedy.........................................36
      Section 10.05. Third Party Beneficiaries................................36
      Section 10.06. Tax Loss.................................................36
      Section 10.07. After-tax Basis..........................................36

ARTICLE XI TAX MATTERS........................................................36

      Section 11.01. Tax Indemnification......................................36
      Section 11.02. Tax Sharing Agreements and Powers of Attorney............40
      Section 11.03. Transfer Taxes...........................................40
      Section 11.04. Return Filings, Payments, Refunds and Credits............40
      Section 11.05. Defects with Respect to Insurance Products...............42
      Section 11.06. Treatment of Indemnity Payments..........................42
      Section 11.07. Section 338(h)(10) Election..............................43
      Section 11.08. Reimbursement of Excess Tax Cost.........................44

ARTICLE XII TERMINATION PRIOR TO CLOSING......................................45

      Section 12.01. Termination of Agreement.................................45
      Section 12.02. Survival.................................................45
      Section 12.03. Remedies.................................................46

ARTICLE XIII MISCELLANEOUS....................................................46

      Section 13.01. Publicity................................................46
      Section 13.02. Notices..................................................46
      Section 13.03. Entire Agreement.........................................47
      Section 13.04. Waivers and Amendments; Preservation of Remedies.........47
      Section 13.05. Governing Law............................................48
      Section 13.06. Jurisdiction.............................................48
      Section 13.07. Binding Effect; No Assignment............................48

      Section 13.08. No Third Party Beneficiaries.............................48
      Section 13.09. Expenses.................................................48
      Section 13.10. Counterparts.............................................48
      Section 13.11. Headings.................................................49

Exhibit A Opinion of Maxine Verne, Esq.

Schedule 1.01 Permitted Liens
Schedule 3.03 Consents and Approvals
Schedule 3.05 Pending and Threatened Actions
Schedule 3.06 Conflicts and Violations
Schedule 3.07 Licenses and Permits
Schedule 3.08 Contracts
Schedule 3.09 Compliance with Law
Schedule 3.10 Reserves
Schedule 3.11 Liabilities
Schedule 3.12 Taxes
Schedule 3.13 Employee Matters
Schedule 3.15 Insurance violations
Schedule 3.16 Assets
Schedule 3.17 Real Property
Schedule 3.20 Insurance
Schedule 3.21 Reinsurance
Schedule 3.23 Intellectual Property
Schedule 4.03 Consents and Approvals
Schedule 4.04 Conflicts and Violations
Schedule 4.05 Pending and Threatened Actions
Schedule 5.02 Conduct of Business
Schedule 5.07 Intercompany Accounts
Schedule 8.04 Use of Names

                                    [FORM OF]

                            STOCK PURCHASE AGREEMENT

          THIS AGREEMENT, dated as of the day of , 200 (this "Agreement"), has been made and entered into by and between SCOR Life U.S. Re Insurance Company, a Texas corporation ("Seller"), and Regan Holding Corp., a California corporation ("Buyer").

          WHEREAS, Seller is the owner of 100% of the issued and outstanding shares of capital stock (the "Shares") of Investors Insurance Corporation, a Delaware corporation (the "Company"); and

          WHEREAS, Seller and Buyer have entered into a Purchase Option Agreement, dated as of July 1, 2002 (the "Purchase Option Agreement"), pursuant to which Buyer was granted the right to purchase the Shares from Seller on the terms and conditions set forth therein; and

          WHEREAS, Buyer has delivered notice to Seller pursuant to the terms of the Purchase Option Agreement of its intention to exercise its rights thereunder to purchase the Shares from Seller; and

          WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, promises, agreements and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

          Section 1.01. Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

          "Accident and Health Insurance Contract" means any accident or health insurance contract (including, without limitation, stop loss coverage on self-funded employee medical plans, if any, and medical supplement business), and forms with respect thereto, issued, assumed or reinsured by the Company.

          "Accountant" means an accounting firm of recognized national standing other than accounting firms that regularly audit the annual financial statements of any of the parties, which is mutually acceptable to the parties.

          "Accounting Firm" has the meaning set forth in Section 11.07(b)

          "Administrative Services Agreement" has the meaning set forth in
Section 6.02.

          "Affiliate" means, with respect to any Person, at the time in question, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

          "Agreement" has the meaning as set forth in the first paragraph of this Agreement.

          "Allocation Agreement" has the meaning set forth in Section 11.07(b).

          "Annuity Contract" means any annuity contract, funding agreement, guaranteed investment contract or similar contract, and forms with respect thereto, issued, assumed or reinsured by the Company.

          "Applicable Law" means any domestic or foreign federal, state or local statute, law, ordinance or code, or any rules, regulations, administrative interpretations, or orders issued by any Governmental Entity pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree applicable to a Person or any such Person's subsidiaries, properties, assets, officers, directors, employees or agents.

          "Asserted Liability" has the meaning as set forth in Section 10.02.

          "Assets" shall mean all rights, titles, franchises and interests in and to every type of property, real, personal and mixed, including, but not limited to, investment assets, Intellectual Property, Contracts, licenses, leaseholds, privileges and all other assets whatsoever, tangible or intangible.

          "Audit" has the meaning set forth in Section 3.12(a).

          "Books and Records" means all records, documents, databases, administrative records, claim records, policy files, sales records, files and records relating to regulatory matters or correspondence with regulatory authorities, reinsurance records, underwriting records, accounting records and all other records, data and information (in whatever form maintained) in the possession or control of the Company or IMG relating to the conduct of its business.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

          "Buyer" has the meaning set forth in the first paragraph of this Agreement.

          "Claims Notice" has the meaning as set forth in Section 10.02.

          "Closing" has the meaning set forth in Section 2.02.

          "Closing Agreement" means a written and legally binding agreement with a taxing authority.

          "Closing Date" means the date designated by Buyer in writing to Seller at least 30 days prior to such date, which date shall be after the later of (i) June 30, 2003 and (ii) the date that all of the conditions set forth in Articles VI and VII have been satisfied or waived.

          "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

          "Company" has the meaning set forth in the first recital of this Agreement.

          "Company Affiliated Group" has the meaning set forth in Section
3.12(b).

          "Company Controlled Group Liability" has the meaning set forth in
Section 3.13(b).

          "Company Employees" mean any persons who, prior to the Closing Date, are employed by the Company.

          "Company Employee Plans" has the meaning set forth in Section 3.13(a).

          "Company Financial Statements" means the SAP Statements and the GAAP Statements.

          "Company Tax Returns" has the meaning set forth in Section 3.12(a).

          "Consolidated Returns" has the meaning set forth in Section 11.04(a).

          "Contract" shall mean a contract, agreement, guarantee, commitment, indenture, note, bond, mortgage, non-governmental license or assignment, whether written or oral.

          "Controlling Party" has the meaning set forth in Section 11.01(i).

          "Election" has the meaning set forth in Section 11.07.

          "Election Cost" has the meaning set forth in Section 11.08.

          "Enforceability Exceptions" has the meaning set forth in Section 3.02.

          "ERISA" has the meaning set forth in Section 3.13(a).

          "Escrow Amount" has the meaning set forth in Section 2.04.

          "Excepted Amounts" has the meaning set forth in Section 11.01(a).

          "Excess Tax Cost" has the meaning set forth in Section 11.08.

          "Excess Tax Cost Computation" has the meaning set forth in Section 11.08.

          "Final Determination" means with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a Closing Agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings by a Governmental Entity if a judicial contest is not or is no longer available.

          "Founder's Policies" means all policies issued by the Company that require the Company to pay to the owners of such policies an amount that is equal to all or a portion of the Company's gains from lapses, surrenders, excess interest earnings or mortality savings resulting from the class of policies including such policy.

          "GAAP" means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

          "GAAP Statements" has the meaning set forth in Section 3.11(a).

          "Governmental Entity" means any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, agency or political subdivision thereof).

          "IMG" means Investors Marketing Group, a Florida corporation.

          "Income Tax" has the meaning set forth in Section 11.01(b).

          "Insurance Contract" means any Contract of insurance or reinsurance (and any certificates thereunder) and forms with respect thereto, including any Life Insurance Contract, Accident and Health Insurance Contract or Annuity Contract, issued, assumed or reinsured by the Company.

          "Intellectual Property" means intellectual property rights, including, but not limited to, all inventions, patents and patent applications, Trademarks, copyrights, copyright registrations and applications, computer programs, technology, trade secrets, know-how, confidential information, proprietary processes and formulae including all licenses and rights relating to the foregoing.

          "Knowledge" shall mean (i) with respect to the knowledge of Seller, the actual knowledge of John Brill, Chief Financial Officer of the Company and Yves Corcos, Chief Executive Officer of the Company; and (ii) with respect to the knowledge of Buyer, the actual knowledge of R. Preston Pitts, President and Chief Operating Officer of Buyer and G. Steven Taylor, Chief Financial Officer of Buyer.

          "Leased Real Property" has the meaning set forth in Section 3.17.

          "Lien" means any lien, mortgage, pledge, security interest, encumbrance, restriction, easement, limitation, claim, charge or defect of title; provided that such term shall not include restrictions imposed by any applicable insurance law or regulation or state or federal securities laws.

          "Life Insurance Contract" means any life insurance Contract (including any group term life insurance Contract), and forms with respect thereto, issued, assumed or reinsured by the Company.

          "LMG" has the meaning set forth in Section 2.01(b).

          "Losses" and individually "Loss" has the meaning set forth in Section 10.01.

          "Material Adverse Effect" means a material adverse effect on (i) the ability of Seller to perform in all respects its obligations under this Agreement or to consummate the transactions contemplated hereby; (ii) the business, financial condition or results of operations of the Company; or (iii) as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or could be reasonably expected to result in, with respect to the Company, a diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), an adverse change in the cash flows, business or financial condition, or any combination thereof involving, individually or in the aggregate more than $1,000,000; provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Material Adverse Effect: (1) any adverse change or effect that is caused by or that arises out of the business of the Company generated by LMG; (2) a change in the market value of investments made in accordance with the investment guidelines previously approved by Buyer; (3) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally; (4) any adverse change or effect that arises out of conditions affecting the insurance or financial services industries generally, including, but not limited to, circumstances, changes or effects in or affecting interest rates, securities markets, accounting principles, practices or conventions or applicable law (whether federal, state, local or foreign); or (5) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated hereby.

          "Non-Buyer Business" has the meaning set forth in Section 5.14.

          "Non-Controlling Party" has the meaning set forth in Section 11.01(i).

          "Option Exercise Date" means the date the Option is exercised by Buyer pursuant to the terms of the Purchase Option Agreement.

          "Option Inception Date" means June 30, 2002.

          "Option Inception Date Capital and Surplus" means $13,136,922, the Company's total statutory capital and surplus as of the Option Inception Date as set forth in its statutory filing.

          "Owned Real Property" has the meaning set forth in Section 3.17.

          "Permits" means all licenses, permits, orders, approvals and non-disapprovals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental or regulatory bodies.

          "Permitted Liens" means each of the following: (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $50,000 in the aggregate or which are being contested in good faith, and for which adequate reserves have been established and recorded on the Company Financial Statements; (b) Liens imposed by law, including, without limitation, materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) Liens related to deposits to secure policyholders' obligations as required by the insurance departments of the various states, each of which is listed on Schedule
1.01 hereto.

          "Person" means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

          "Post-Closing Tax Period" has the meaning set forth in Section
11.01(a).

          "Pre-Closing Tax Period" has the meaning set forth in Section
11.01(a).

          "Purchase Option Agreement" has the meaning set forth in the second recital to this Agreement.

          "Purchase Price" has the meaning set forth in Section 2.01.

          "Reserves" has the meaning set forth in Section 3.10.

          "SAP" means statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the applicable states.

          "SAP Statements" has the meaning set forth in Section 3.11(b).

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller" has the meaning in the first paragraph of this Agreement.

          "Shares" has the meaning set forth in the first recital of this Agreement.

          "Specified Matter" means the matter specified in Schedule 6(o) of the Disclosure Schedules to the Purchase Option Agreement

          "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding stock or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "Taxes" (or "Tax" as the context may require) mean (i) all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, business and occupation, estimated, payroll, withholding, disability, workers compensation, unemployment insurance, social security, premium, stamp, customs, license, transfer, excise, sales, use, gross receipts, franchise, ad valorem, environmental, production, severance, capital and property taxes, duties, fees, levies or other governmental charges and assessments), and including any interest, additions to tax and penalties (civil or criminal) with respect thereto or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement, in each case, whether imposed directly on a Person, as a transferee or successor, by contract or otherwise.

          "Tax Contest" has the meaning set forth in Section 11.01(d).

          "Tax Detriment" means an increase in Liability for Taxes or a reduction of (i) a refund for Taxes or (ii) other Tax attributes.

          "Tax Indemnified Liability" has the meaning set forth in Section 11.01(c).

          "Tax Indemnifying Party" has the meaning set forth in Section
11.01(c).

          "Tax Indemnitee" has the meaning set forth in Section 11.01(c).

          "Tax Loss" has the meaning set forth in Section 11.01(a).

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof and including, where permitted or required, combined, consolidated, unitary, or any similar tax returns for any group of Persons.

          "Tax Ruling" means a written ruling of a Governmental Entity relating to Taxes.

          "Tax Sharing Agreement" means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist between the Company and any Person (other than any indemnity provided pursuant to this Agreement).

          "TPA" means any third party administrator.

          "TPA Agreements" means any third party administrator Contract.

          "Trademarks" shall mean all United States and foreign trademarks (including service marks and trade names, whether registered or at common law), registrations, renewals and applications therefor, domain names, logos and designs owned by the Company or IMG and used in connection with the conduct of the business as currently conducted by the Company or IMG.

          "Transfer Taxes" has the meaning set forth in Section 11.03.


                                   ARTICLE II
                               PURCHASE OF SHARES

          Section 2.01. Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for an aggregate purchase price (the "Purchase Price") equal to the sum of:

          (a) the Option Inception Date Capital and Surplus;

          (b) plus any capital or surplus contributions made in cash to the Company by Seller or an Affiliate of Seller to support the business generated by Buyer's subsidiary, Legacy Marketing Group ("LMG"), during the period from the Option Inception Date to the Closing Date;

          (c) less any dividends, distributions, loans, capital or extraordinary payments made by the Company between June 30, 2002 and the Closing Date;

          (d) less any Losses to the Company related to the Specified Matter;

          (e) less any Purchase Price adjustments required by Sections 5.02(c), 5.08, 5.09, 5.12, 5.13, 5.14 and 5.17;

          (f) plus interest at the rate of 5% percent per annum on an amount equal to the Option Inception Date Capital and Surplus, calculated from the Option Inception Date to the Closing Date, compounded annually;

          (g) plus interest at the rate determined by the following formula on any capital and surplus contributions referred to in clause (b) above, if any, in each case calculated from the date of such contribution to the Closing Date compounded annually on the date of such contribution:

          Interest = (5% * (A/B) where:

          A is equal to the Moody's Aaa corporate bond rate (Federal Reserve Statistical Release H.15) at the time of the surplus contribution, and

          B is 6.61% (the Moody's Aaa corporate bond rate as of June 30, 2002); and

          (h) less interest at the rate determined by formula set forth in (f) above on any dividends, distributions, loans, capital or extraordinary payments referred to in clause (c) above, if any, in each case calculated from the date of such distribution to the Closing Date compounded annually on the date of such distribution.

          Section 2.02. Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall be at 10:00 a.m. local time at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 (or such other location as Buyer and Seller shall mutually agree), on the Closing Date.

          Section 2.03. Closing Deliveries. At the Closing, the parties hereto shall take the following actions:

          (a) Seller shall deliver to Buyer certificates representing all of the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

          (b) Seller shall deliver to Buyer certificates as to the good standing of the Company and IMG (unless IMG shall have been sold or transferred prior to the Closing Date) in their respective jurisdictions of incorporation, together with a copy of the Certificate of Incorporation of the Company certified by the Delaware Secretary of State or other appropriate authority;

          (c) Seller shall deliver to Buyer resolutions of the board of directors of Seller, certified by the Secretary or Assistant Secretary of Seller, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (d) Seller shall deliver to Buyer the officer's certificate contemplated by Section 6.01 of this Agreement;

          (e) Seller shall deliver to Buyer a receipt evidencing receipt of the Purchase Price;

          (f) Seller shall deliver to Buyer an executed copy of the Administrative Services Agreement (as defined in Section 6.02);

          (g) approvals of the Delaware Insurance Department and if required, approval of the California Insurance Commissioner, and any other consent and approvals set forth on Schedule 3.03;

          (h) Buyer shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing to Buyer by Seller;

          (i) Buyer shall deliver to Seller resolutions of the board of directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (j) Seller shall provide the legal opinion of in-house counsel to Seller, and/or such other counsel to Seller reasonably acceptable to Buyer, substantially in the form of Exhibit A, with such modifications as shall be reasonably acceptable to Buyer;

          (k) Seller shall have provided, on or before the Closing Date, copies of the Company's current licenses in each of the jurisdictions listed in
Schedule 3.07;

          (l) Buyer shall deliver to Seller the officer's certificate contemplated by Section 7.01 of this Agreement; and

          (m) Buyer shall deliver to Seller a receipt evidencing receipt by Buyer of the Shares.

          Section 2.04. Escrow Amount.

          On the one-year anniversary of the Option Exercise Date, Buyer shall deposit into an escrow account on behalf of Seller an amount equal to $1,313,692, (being ten percent (10%) of the Option Inception Date Capital and Surplus) (the "Escrow Amount"). In the event that the Closing Date occurs within two (2) years following the Option Exercise Date, the Escrow Amount shall be applied to the Purchase Price. In the event that the Closing Date does not occur within two (2) years following the Option Exercise Date, the Escrow Amount shall be non-refundable, except as provided in Section 12.03(b).


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          Section 3.01. Organization and Standing; Corporate Power and
Authority.

          (a) Each of Seller and the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and (ii) has the corporate power and authority to conduct its business as currently conducted.

          (b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

          Section 3.02. Authorization.

          (a) Seller has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder has been or will be duly and validly authorized and approved by all requisite corporate action of Seller and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby. Assuming the due authorization and execution by Buyer, this Agreement constitutes the legal, valid and binding obligations of Seller, and is and will be enforceable in accordance with its terms except (i) as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity. The foregoing exceptions set forth in clauses (i) and (ii) of this Section 3.02 are hereinafter referred to as the "Enforceability Exceptions."

          Section 3.03. Consents and Approvals. Except as set forth on Schedule
3.03 hereto, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Entity or any other Person, is required on the part of Seller or the Company in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby, except that the approval of the Delaware Insurance Department and the approval of the California Insurance Commissioner (if at such time the Company is commercially domiciled in California within the meaning of California Insurance Code Section 1215.13), will be required prior to the closing of the purchase by Buyer of the Shares.

          Section 3.04. Capital Structure. (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $3,400 per share, of which 750 shares, constituting the Shares, are issued and outstanding. The Shares are owned beneficially and of record by Seller free and clear of any Lien and constitute all of the issued and outstanding shares of capital stock of the Company. Seller has the power to sell, assign, transfer and deliver the Shares to Buyer upon the terms and subject to the conditions of this Agreement. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire any shares of capital stock of the Company from Seller or the Company. There is no outstanding security of any kind convertible into such capital stock, and there is no outstanding contract or other agreement of Seller or the Company or any other party, to purchase, redeem or otherwise acquire any outstanding shares of capital stock or any other equity security of the Company. Seller is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery of and payment for the Shares at the Closing as herein provided, Buyer will acquire good, valid and marketable title to the Shares, free and clear of any Lien, other than any Liens arising from acts of Buyer.

          (b) Other than IMG, the Company does not have any Subsidiaries, nor does it directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

          (c) No indebtedness of the Company contains any restriction upon (i) the prepayment of any indebtedness of the Company, (ii) the incurrence of indebtedness by the Company or (iii) the ability of the Company to grant any Lien on the properties or assets of the Company.

          Section 3.05. Actions Pending. Except as set forth on Schedule 3.05, there is no claim, action, suit, arbitration, investigation or other proceeding pending or, to the Knowledge of Seller, threatened against the Company or any properties or rights of the Company, by or before any court, arbitrator or administrative or Governmental Entity, which could reasonably be expected to have a Material Adverse Effect. There is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company having, or which would reasonably be expected to have, a Material Adverse Effect on the Company. There is no claim, action, suit, arbitration, investigation or other proceeding pending or, to the Knowledge of Seller, threatened against Seller, by or before any court, arbitrator or administrative or Governmental Entity, which would reasonably be expected to have a Material Adverse Effect on the Company.

          Section 3.06. No Conflict or Violation. Except as set forth on
Schedule 3.06, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller in accordance with the terms and conditions hereof, will not (i) violate any provision of (a) the articles of incorporation, (b) the bylaws or (c) other charter or organizational document of Seller or the Company; (ii) result in the creation of any Lien on any of the assets or properties of the Company; (iii) result in the breach of the terms and conditions or cause an impairment of any license or government authorization of the Company; (iv) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time, or both) a default under, any agreement to which the Company is a party or by or to which the Company or any of its assets or properties may be subject; (v) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, foreign or domestic, with respect to the Company; or
(vi) violate any statute, law or regulation of any jurisdiction, except, in the case of clause (iv) of this Section 3.06, as would not individually or in the aggregate have a Material Adverse Effect.

          Section 3.07. Licenses and Permits. The Company has all Permits necessary for the ownership and operation of its Assets and Owned Real Property and the conduct of its business as presently conducted, except where the failure to have such Permits would not have a Material Adverse Effect. The Company is in compliance with all applicable statutes, laws, rules, regulations and orders of any Governmental Entity, except as would not have individually or in the aggregate a Material Adverse Effect. Schedule 3.07 hereto sets forth a true and complete list of all such Permits, including the jurisdiction covered thereby and the types of insurance the Company is authorized to write thereunder. All of the Permits listed on Schedule 3.07 are valid and in full force and effect, except for any limitations or restrictions placed thereon by any Governmental Entity as a result of the pendency of the transactions contemplated by this Agreement and the Purchase Option Agreement. Any such limitations or restrictions are listed on Schedule 3.07. There are no pending or, to the Knowledge of Seller, threatened suits or proceedings with respect to the suspension, revocation, restriction, amendment or non-renewal of any such Permit, and no event which (whether with notice or lapse of time or both) would result in a suspension, revocation, restriction, amendment or nonrenewal of any such Permit has occurred, except with respect to such Permits which, if suspended, restricted, amended or not renewed would not individually or in the aggregate have a Material Adverse Effect.

          Section 3.08. Contracts.

          (a) Schedule 3.08(a) contains a true and complete list of all the following Contracts (true and complete copies of all such written Contracts having been made available to Buyer), currently in force, to which the Company is a party or by which any Assets of the Company are or may be bound, as such Contracts may have been amended as of the date hereof:

               (1) all Contracts with (i) Seller or any of its Affiliates, (ii) any director, officer or employee of the Company or Seller or its Affiliates,
(iii) any Affiliate of any director, officer or employee of the Company or Seller or its Affiliates, or (iv) any Person, the equity interests of which are more than 5% owned by any director, officer or employee of the Company or Seller or any of its Affiliates, other than any such Contracts that will terminate or expire without further liability to the Company prior to or as of the Closing;

               (2) all Contracts providing for employment of any individual, whether or not such Person is considered an employee or independent contractor and all Contracts providing for specific severance benefits or parachute payments;

               (3) all Contracts with any Person, including, but not limited to, any Governmental Entity, containing any provision or covenant (i) limiting the ability of the Company to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (ii) limiting the ability of any Person to compete with or obtain products or services from the Company;

               (4) all Contracts relating to the borrowing of money by the Company or the direct or indirect guarantee by the Company of any obligation of any Person for borrowed money or other financial obligation of any Person or any other liability of the Company in respect of indebtedness for borrowed money or other financial obligations of any Person, including, but not limited to, lines of credit or similar facilities and any Contract relating to or containing provisions with respect to any obligation to satisfy any financial obligation or covenants;

               (5) all Contracts (other than Insurance Contracts and other Contracts entered into in the ordinary course of business) with any Person containing any provisions or covenant relating to the indemnification or holding harmless by the Company of any Person which is reasonably likely to result in a liability of the Company of fifty thousand dollars ($50,000) or more;

               (6) all leases or subleases of real property used in the conduct of the business of the Company and all other leases, subleases or rental or use Contracts providing for annual rental payments to be paid by or on behalf of the Company, involving, in the case of each of the foregoing, annual payments in excess of fifty thousand dollars ($50,000);

               (7) all Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or acquisition of any interest in any business enterprise, and all Contracts relating to the future disposition of a material portion of the Assets of the Company other than, in the case of each of the foregoing, any investment asset or interest in any material business enterprise or Assets to be acquired or disposed of in the ordinary course of business;

               (8) all Contracts or arrangements (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities, management contracts and appointments as attorneys-in-fact) between or among the Company and Affiliates of the Company;

               (9) all outstanding proxies (other than routine proxies in connection with annual meetings or guarantee associations), powers of attorney or similar delegations of authority of the Company to an unrelated Person, other than those entered into in the ordinary course of business;

               (10) all other Contracts (other than (i) Insurance Contracts,
(ii) Contracts otherwise required to be set forth on Schedule 3.08(a), Schedule 3.15, Schedule 3.22 or Schedule 3.23(a) and (iii) other Contracts which are expressly excluded under any other subsection of this Section 3.08) that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to the Company of fifty thousand dollars ($50,000) or more;

               (11) any partnership, joint venture, joint marketing, strategic alliance, tenancy in common or similar Contracts; and

               (12) any Contracts that (i) require the Company to purchase or sell any product or service exclusively from or to any Person, (ii) prohibit the Company from selling products or services to any Person, or (iii) require the Company to pay for any product or service regardless of whether or not the Company avails itself of such product or service.

          (b) Each of the Contracts listed on Schedule 3.08(a), and each material Contract to which the Company is a party, is in full force and effect and constitutes a legal, valid and binding obligation of the Company, to the extent that it is party thereto, and, to the Knowledge of Seller, of each other Person that is a party thereto. Except as set forth on Schedule 3.08(b), the Company is not, and to the Knowledge of Seller, no other party to such Contract is, in material violation, breach or default of any such Contract or, with or without notice or lapse of time or both, would be, in material violation, breach or default of any such Contract, except for any violation, breach or default which would not have Material Adverse Effect.

          Section 3.09. Compliance with Applicable Law. The Company is in compliance with all laws and regulations with respect to the conduct of its business in all jurisdictions in which it is presently conducting its business and has filed all reports, registrations, filings or submissions required to be filed with any Governmental Entity with respect to the conduct of its business in such jurisdictions, except as set forth on Schedule 3.09, or where the failure to be in compliance with such laws or regulations, or the failure to file such reports, registrations, filings or submissions, would not have a Material Adverse Effect.

          Section 3.10. Reserves. Except as set forth on Schedule 3.10, the statutory reserves, and other liability amounts required by SAP to be determined using actuarial methods, in the SAP Statements (the "Reserves") were determined in accordance with commonly accepted actuarial standards applied in each case in a manner consistent with past practices, are fairly stated in accordance with sound actuarial principles, and are based on actuarial assumptions which are in accordance with those necessary to meet the minimum requirements of the insurance laws and regulations of the state of Delaware; provided, however, that Buyer acknowledges that the mere fact that any such Reserve is, or is determined to be, inadequate shall not, in and of itself, constitute a breach of the representations and warranties set forth in this Section 3.10.

          Section 3.11. Financial Statements.

          (a) Seller has previously made available to Buyer true, complete and correct copies of the statutory financial statements of the Company, as filed with the Delaware Insurance Department (i) as of and for the years ended December 31, 2000 and

2001 and (ii) as of and for the quarter ended June 30, 2002 (together with all notes, exhibits and schedules thereto (collectively, the "SAP Statements")). Except as set forth on Schedule 3.11, each of the SAP Statements, if any, presents fairly, in all material respects, the statutory financial condition of the Company at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with SAP, applied on a consistent basis throughout the periods indicated except as otherwise specifically noted therein.

          (b) There are no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise (including, without limitation, any Liens other than Permitted Liens), of the Company other than (i) liabilities reflected or reserved against in the June 30, 2002 SAP Statements, not heretofore discharged, (ii) policyholder benefits payable or other Liabilities arising after June 30, 2002 in the ordinary course of business consistent with past practice and in amounts consistent with past practice, or (iii) Liabilities disclosed in Schedule 3.11(c).

          (c) Since June 30, 2002, the Company has operated its business only in the usual, regular and ordinary course of business and since such date there has not occurred (i) any event or change that is reasonably likely to have individually or in the aggregate a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock; (iii) any employment contract entered into by the Company with any officer or employee, or any other Person; or (iv) any other material transaction out of the ordinary course of business.

          Section 3.12. Taxes. Except as provided in Schedule 3.12:

          (a) (i) All Tax Returns required to be filed on or before the Closing Date by or with respect to the Company (the "Company Tax Returns") have been or will be timely filed (taking into account permitted extensions) with the appropriate Governmental Entity in the manner prescribed by Applicable Law; (ii) the Company Tax Returns, in all material respects, are true, complete and have accurately disclosed and will be true, complete and accurately disclose, all liability for Taxes of the Company required to be shown thereon for the periods covered thereby; (iii) the Company has timely paid (or there has been paid on its behalf) all Taxes with respect to the Company shown as due and payable on any Company Tax Return and has timely paid (or there has been paid on its behalf) all Taxes with respect to the Company, whether or not shown on any Company Tax Return, in each case, in the manner prescribed by Applicable Law;
(iv) no Liens (other than Permitted Liens) for Taxes exist on the Company's Assets; (v) the Company has not requested nor is it currently the beneficiary of any extension of time within which to file any Company Tax Return; (vi) as of the date of the SAP Statements, to the extent that Tax liabilities and assessments have accrued but not yet become payable, such Tax liabilities and assessments have been reflected as liabilities in accordance with SAP on the SAP Statements and adequate reserves have been established for the payment thereof and no difference exists between the amount recorded on the SAP Statements and the amount of such Tax liability as determined by the appropriate Governmental Entity; (vii) no written claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Company Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (viii) there are no actions, suits, investigations, audits, claims administrative or court proceedings, or assessments ("Audits") pending or proposed or, threatened with respect to Taxes of the Company; (ix) all deficiencies asserted or assessments made as a result of any examination of the Company Tax Returns have been paid in full; (x) there are no Tax Rulings, request for Tax Rulings, or Closing Agreements relating to the Company or the Seller Consolidated Group which could affect the Company's liability for Taxes for any period after the Closing Date; (xi) as a result of a change in accounting method for a Tax period beginning on or before the Closing Date, the Company will not be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of foreign, state or local Tax law) in taxable income for any Tax period (or portion thereof) beginning on or after the Closing Date; (xii) as a result of any Closing Agreement, the Company will not be required to include any item of income in, or exclude any Tax Credit or item of deduction from, any taxable period (or portion thereof) beginning on or after the Closing Date; (xiii) no intercompany obligation (as described in Treas. Reg. ss. 1.1502-13(g)) between the Company, on the one hand, and any other member of the Seller Consolidated Group, on the other hand, will remain outstanding following the Closing and the Company has not engaged in any transaction with Seller or any of its Affiliates which would result in the recognition of income by the Company with respect to such transaction for any period ( or portion thereof) ending on or after the Closing Date (including, but not limited to, Code sections 355 and 1502); (xiv) no power of attorney currently in force has been granted with respect to any matter relating to the Taxes of the Company; (xv) no indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Code Section 279(b); (xvi) no property of the Company is property that the Company or any party to this transaction is or will be required to treat as being owned by another Person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code Section 168; and (xvii) the Company has not (A) filed a consent pursuant to Code Section 341(f) or (B) agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)).

          (b) The Company is a member of the affiliated group of which Seller is the common parent, within the meaning of Section 1504(a) of the Code (the "Seller Consolidated Group"), and such affiliated group files a consolidated Federal Income Tax Return. The Company has not at any time been a member of an affiliated group filing a consolidated Federal Income Tax Return other than the Company Affiliated Group. Except with respect to any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) that directly results from the Company being a member of the Seller Consolidated Group, the Company will not have as of the Closing Date any liability for Taxes of any Person other than the Company (i) as a transferee or successor, (ii) by contract (including any Tax Sharing Agreements) or (iii) otherwise.

          (c) The Company has complied with all applicable laws relating to the payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

          (d) Schedule 3.12(d) sets forth the amount of any net operating loss, net capital loss, unused credit, unused foreign tax, or excess charitable contribution allocable to the Company as of June 30, 2002.

          (e) Other than as set forth in Schedule 3.12(e), there is no dispute or claim concerning any material Tax liability of the Company. Schedule 3.12(e) lists all Company Tax Returns filed on or after January 1, 1999 that have been the subject of an Audit, and indicates all Company Tax Returns that currently are the subject of an Audit. Seller has delivered or made available to Buyer correct and complete copies of all Income Tax Returns and examination reports and all other relevant written materials with respect to any Audit which pertain to the Company.

          (f) The Company has not executed any waiver or comparable consent regarding any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (g) The Company (i) has not made any payments, (ii) is not obligated to make any payments, and (iii) is not a party to, any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

          (h) The Company does not have an existing policyholder surplus account as defined in Code Section 815(e).

          Section 3.13. Employee Matters.

          (a) Schedule 3.13 contains a list of each material plan, program, arrangement and Contract which is maintained by the Company or under which the Company is obligated to make contributions and which provides benefits or compensation to or on behalf of employees or former employees of the Company, including, but not limited to, executive arrangements and "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such material plans, programs, arrangements or Contracts are referred to herein as "Company Employee Plans." Seller has made available to Buyer the plan documents or other writing constituting each Company Employee Plan that has been reduced to writing (or a written description of any Company Employee Plan which has not been reduced to writing) and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the three most recent Forms 5500 financial statements and actuarial reports for each such Company Employee Plan. Seller has made available to Buyer accurate copies of the most recent favorable determination letters for all Company Employee Plans qualified under Section 401(a) of the Code.

          (b) There does not now exist, nor do any circumstances exist that would result in, any Company Controlled Group Liability (as defined below) that is reasonably likely to be a liability of the Company following the Closing Date. "Company Controlled Group Liability" means any and all liabilities under
(i) Title IV of ERISA, (ii) Section

302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code. The Company has not (i) participated in any multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) incurred any liability to a multiemployer plan that has not been satisfied in full.

          (c) Except as set forth on Schedule 3.13, the Company is not obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

          (d) Each Company Employee Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws, and each of those Company Employee Plans which are intended to be qualified under Section 401(a) of the Code has at all times been maintained in all material respects, by its terms and in operation, in accordance with
Section 401(a) of the Code.

          (e) Neither Seller nor the Company is party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization and, to the Knowledge of Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made or threatened involving the employees of the Company. There is no unfair labor practice or labor arbitration proceeding or, to the Knowledge of Seller, threatened against Seller or the Company. Seller and the Company are each in compliance, in all material respects, with all applicable laws regarding employment, consulting, employment practices, wages, hours and terms and conditions of employment.

          (f) There have been no prohibited transactions within the meaning of
Section 4975 of the Code or Section 406 of ERISA with respect to the Company Employee Plans for which an exemption is not available, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Employee Plan, and no action, suit, proceeding, hearing or investigation with respect to any Company Employee Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

          (g) Any Company Employee Plan (or liability related thereto) is by its terms able to be amended or terminated by the Company.

          (h) All accrued contributions, premiums and other payments that would be (without regard to the transactions contemplated hereby), but are not yet, due from the Company to (or under) any Company Employee Plan have been adequately and properly provided for on the Company's financial statements. The funding method used in connection with each Company Employee Plan which is subject to the minimum funding requirements of ERISA is acceptable under law, and the actuarial assumptions used in connection with funding each such plan are reasonable.

          (i) All contributions and payments required by law or any Company Employee Plan agreement (including all employer contributions and employee salary reduction contributions for any period on or before the Closing Date) to have been made under any such Company Employee Plan (without regard to any waivers granted under Section 412 of the Code to any fund, trust, or account established thereunder or in connection therewith) have been made or will have been made by the due date thereof.

          (j) The consummation of the transactions contemplated by this Agreement will not (i) entitle any Company Employee (or any former employee of the Company) to severance pay, unemployment compensation, retention pay or any other payment from the Company, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation from the Company due to any such Company Employee (or former employee of the Company).

          (k) The Company does not have any "leased employees" within the meaning of Code Section 414(n).

          Section 3.14. No Brokers. No broker or finder has acted directly or indirectly for Seller or the Company, nor has Seller or the Company incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transactions contemplated by this Agreement.

          Section 3.15.     Insurance Business.

          All policy forms issued by the Company prior to July 1, 2002, and all amendments, applications, brochures, illustrations and certificates pertaining thereto have, where required by applicable law, been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable law for objection, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. All such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable law. Any rates of the Company which are required to be filed with or approved by any Governmental Entity have been so filed or approved and the rates used by the Company conform in all material respects thereto. For the avoidance of doubt, the representations and warranties made by Seller in this Section 3.15 shall not apply to policy forms (or amendments, applications, brochures, illustrations or certificates pertaining thereto) or rates that are jointly developed or produced by, or are related to business that is jointly developed or produced by, Buyer and Seller (including the Company). Seller has made available to Buyer copies of all financial examination reports of the Delaware Department of Insurance with respect to the Company which have been completed and issued since January 1, 1999. Except as set forth in Schedule 3.15, since January 1, 1999, no violations material to the financial condition of the Company have been asserted in writing by the Delaware Department of Insurance, other than any violation which has been cured or otherwise resolved to the satisfaction of the Delaware Department of Insurance or which is no longer being pursued by the Delaware Department of Insurance following a response from the Company.

          Section 3.16. Assets. Except as set forth on Schedule 3.16 and except for Assets disposed of since December 31 of the year preceding the Closing Date in the ordinary course of business: (i) the Company has good title to all Assets that are disclosed or otherwise reflected in the SAP Statements for such year and all Assets acquired thereafter, and all such Assets are owned by the Company, free and clear of all Liens, other than Permitted Liens listed on
Schedule 3.16; and (ii) the Company owns, has a valid leasehold interest in or has a valid right under contract to use, all personal property that is material to the conduct of its business, free and clear of all Liens, other than Permitted Liens listed on Schedule 3.16.

          Section 3.17. Real Property. Schedule 3.17 sets forth a complete and correct list of (i) all real property owned by the Company (together with all improvements or fixtures thereon owned by the Company, the "Owned Real Property") and (ii) all real property in which the Company has a leasehold interest (the "Leased Real Property") that is material to the conduct of the business of the Company. The Company has good and marketable fee simple title to the Owned Real Property free and clear of all Liens, other than Permitted Liens listed on Schedule 3.17. The Company has a valid leasehold interest in the Leased Real Property.

          Section 3.18. Environmental Matters. There is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose on the Company any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, pending or, to the Knowledge of Seller, threatened against the Company; to the Knowledge of Seller, there is no reasonable basis for any such proceeding, claim or action; and to the Knowledge of Seller, the Company is not subject to any agreement, order, judgment, or decree by or with any court, Governmental Entity or third party imposing any such environmental liability on the Company.

          Section 3.19. Books and Records. The Books and Records are consistent with and accurately reflect the business of the Company in all material respects.

          Section 3.20. Insurance. Schedule 3.20 sets forth a list of all policies and binders of fire, liability, product liability, workers' compensation, vehicular and other insurance covering the Company as of the date of this Agreement, other than reinsurance treaties and agreements listed on
Schedule 3.21(a). The policies and binders listed on Schedule 3.20 are valid and enforceable in accordance with their terms and are in full force and effect (assuming no default by any such insurer).

          Section 3.21. Reinsurance. Schedule 3.21(a) contains a list of all reinsurance treaties and agreements, including retrocessional agreements, to which the Company is a party or under which it has any existing rights, obligations or liabilities, and Schedule 3.21(b) contains a list of all reinsurance treaties and agreements, including facultative certificates, between Seller or any of Seller's Affiliates, on the one hand, and the Company, on the other hand. All reinsurance treaties and agreements set forth on

Schedule 3.21(a) and on Schedule 3.21(b) are in full force and effect as of the date hereof and, to the Knowledge of Seller, no party thereto is in default in any material respect as to any provision thereof; and, except as set forth on
Schedule 3.21(c) no such agreement contains any provision providing that any party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement.

          Section 3.22. Products.

         All Life Insurance Contracts issued, assumed, modified, exchanged or sold by the Company which are subject to Sections 101(f) or 7702 of the Code qualify (and have qualified since issuance) as "life insurance contracts" within the meaning of Sections 101(f) or 7702(a) of the Code, as applicable. No Life Insurance Contract issued, assumed, modified, exchanged or sold by the Company is a "modified endowment contract" within the meaning of Section 7702A of the Code, except for those Life Insurance Contracts that the Company is administering as modified endowment contracts and with respect to which the Company has notified the policyholder, before the date hereof, that the contract constitutes a modified endowment contract.

          Section 3.23. Technology and Intellectual Property.

          (a) The Company owns or possesses, or has enforceable rights or licenses to use, the Intellectual Property that is necessary to carry on its business as presently conducted (each, an "Intellectual Property Right"), except where the failure to so own or possess, or have enforceable rights or licenses would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice of any infringement of the rights of others with respect to any Intellectual Property Right that, if such infringement is determined to be unlawful, would have a Material Adverse Effect on the Company. Except as set forth in Schedule 3.23, the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will neither cause the Company or any of its Subsidiaries to be in violation or default under any licenses, sublicenses or other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or its Subsidiaries is authorized to use any Intellectual Property Right, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except where any such violation, default, termination or modification would not have a Material Adverse Effect on the Company.

          (b) No use of any Intellectual Property Right by the Company or any of its Subsidiaries infringes any rights of any third party or (except for the payment of licensing fees) requires any payment for the use of proprietary rights or rights in Intellectual Property or technology owned by any third party.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          Section 4.01. Organization and Standing. Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of California, (ii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary and (iii) has the corporate power and authority to conduct its business as currently conducted, except in the case of each of clauses (ii) and (iii), as would not individually or in the aggregate impair the ability of Buyer to perform its obligations under this Agreement.

          Section 4.02. Authorization. Buyer has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized and approved by all requisite corporate action of Buyer, and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby. Assuming due authorization by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          Section 4.03. Consents and Approvals. Except as set forth in Schedule
4.03 hereto, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with any Governmental Entity or any other Person, is required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.

          Section 4.04. No Conflict or Violation. Except as disclosed in
Schedule 4.04, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer in accordance with the terms and conditions hereof, will not (i) violate any provision of Buyer's
(a) articles of incorporation, (b) bylaws or (c) other charter or organizational document; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both) a default under, any agreement to which Buyer is a party or by or to which it or any of its assets or properties may be subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, foreign or domestic, binding upon Buyer, or upon the assets or business of Buyer; or (iv) violate any statute, law or regulation of any jurisdiction as each statute, law or regulation relates to Buyer or to the assets or business of Buyer, except, in the case of clauses (ii) through (iv) of this Section 4.04, as would not materially impair the ability of Buyer to perform its obligations under this Agreement.

          Section 4.05. Actions Pending. Except as set forth in Schedule 4.05, there is no claim, action, suit, arbitration, investigation or other formal proceeding pending or, to the Knowledge of Buyer, threatened against Buyer, or any properties or rights of Buyer, by or before any court, arbitrator or administrative or Governmental Entity, which action, suit, investigation or proceeding would materially impair the ability of Buyer to perform its obligations under this Agreement.

          Section 4.06. Resources. Buyer has sufficient expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge its obligations after Closing under the terms of this Agreement.

          Section 4.07. Investment Intent. Buyer is acquiring the Shares for its own account for investment purposes only and not for purposes of, or with a view to, or for offer or sale in connection with, any distribution. Buyer is an "accredited investor" within the meaning of Regulation D pursuant to the Securities Act.

          Section 4.08. No Brokers. No broker or finder has acted directly or indirectly for Buyer, nor has Buyer incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transactions contemplated by this Agreement.


                                   ARTICLE V
                              PRE-CLOSING COVENANTS

          Seller and Buyer covenant as follows for the period from the date of this Agreement through the Closing Date:

          Section 5.01. Right of Access and Inspection. Buyer shall have the right, through its officers, employees, consultants, accountants, actuaries, attorneys and other designated agents and representatives, upon reasonable notice, during normal business hours and in a manner so as not to disrupt the orderly conduct of business of the Company, to (i) inspect (and make copies of) such of the Books and Records as Buyer may reasonably request; and (ii) make such reasonable investigation of the Assets, liabilities, financial condition, properties, business and operations of the Company as Buyer may reasonably deem necessary or appropriate, and for such purposes to have access to the Books and Records and Contracts and facilities of the Company, and access to the Personnel of the Company, Seller and Seller's Affiliates that perform work for, or have knowledge of facts relating to, the Company (including the Employees), including an examination of the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending litigation, Tax Returns, accounting and actuarial methods, business plans and prospects, in each case wherever located, of the Company; provided, that Buyer will take reasonable steps to maintain the confidentiality of all Books and Records. Seller shall, and shall cause the Company and Seller's Affiliates, and their respective officers, employees (including the Employees), agents and representatives, including their respective counsel and independent public accountants, to cooperate fully with Buyer in connection with such investigation, access and examination. Buyer shall have the right to audit the books of the Company so as to enable Buyer to prepare any GAAP financial statements for the Company that may be required to be filed with the SEC on consummation of the transaction.

          Section 5.02. Conduct of Business

          (a) Except as set forth on Schedule 5.02, prior to the Closing Date or the termination of this Agreement pursuant to the terms hereof, Seller shall cause the Company to (i) conduct its business only in the ordinary course of business; (ii) not issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other equity securities or any securities convertible into equity securities, or any rights, warrants, options to acquire, any such shares, equity securities or convertible securities; (iii) not amend its certificate of incorporation, by-laws or other comparable organizational documents; (iv) not acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing; (v) not (A) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another Person, except in the ordinary course of business or (B) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to the Company and loans and advances to agents and employees in the ordinary course of business and other than as to such matters related to the investment portfolio of the Company in the ordinary course of business; (vi) preserve intact its present organization, business and franchise; (vii) maintain in effect all material licenses, approvals, qualifications, registrations and authorizations necessary to carry on its business as currently conducted; (viii) preserve material existing relationships with its employees and agents, other distribution sources, customers, lenders, suppliers, regulators, insureds, rating agencies and others with which it has material business relationships; (ix) continue its advertising and promotional activities, pricing and purchasing policies, operations and business plan implementation consistent with past practice; (x) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of its Assets, properties, business, operations, employees, officers or directors except as required by applicable law; and (xi) not undertake any material new business initiatives without the prior written consent of Buyer, which consent shall not be unreasonably withheld; (xii) not make any material changes to any of the accounting, underwriting, pricing, actuarial, tax, administrative, marketing or agency principles, practices, methods or policies (including, but not limited to, any reserving methods, practices or policies) employed with respect to the Company, except as may be required as a result of a change in Applicable Law, including SAP; and (xiii) not (A) make or rescind any express or deemed election relating to Taxes, (B) make a request for a Tax Ruling or enter into a Closing Agreement, or settle or compromise any Audit or other controversy relating to Taxes, to the extent such action results in a Tax Detriment to the Company for any Post Closing Tax Period, (C) change any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31,1999, except as may be required by a change in Applicable Law after the date hereof or (D) file any Tax

Return in manner inconsistent with past custom and practice, except as may be required by a change in Applicable Law after the date hereof.

          (b) Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller will not, and will not permit the Company to (i) take or omit to take any action that would be reasonably likely to cause any of the representations and warranties made by Seller in this Agreement to become untrue; or (ii) take any action that would prevent or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement, including, without limitation, actions that would be reasonably likely to prevent or materially impair the receipt of any consent, registration, approval, permit or authorization, that is necessary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (c) At least 30 days prior to the Company making any capital expenditures in excess of $100,000 in the aggregate (except as required to support the business generated by LMG), Seller shall notify Buyer of such proposed capital expenditure and Buyer shall have the right to notify Seller of its objection to such capital expenditure; provided, however, that the ultimate decision of whether to make any such capital expenditure rests with the Company. The Purchase Price shall be reduced pursuant to Section 2.01(d) for any losses to the Company caused by any capital expenditure that the Company makes as to which Buyer has provided a timely objection as provided in this Section 5.02(c) and if the Closing has occurred, Seller shall indemnify Buyer pursuant to
Section 10.01(a)(iii) for any such losses that have not been applied to reduce the Purchase Price.

          Section 5.03. Cooperation. Each party shall use its reasonable best efforts, in cooperation with the other party, to satisfy all conditions precedent to the consummation of the transactions contemplated by this Agreement.

          Section 5.04. Regulatory Approvals. Each of Seller and Buyer shall use its reasonable best efforts, and shall reasonably cooperate with each other in such efforts, to obtain the approvals of all Governmental Entities required to be obtained by Seller or Buyer or by any Affiliate of Seller or Buyer in order to consummate the transactions contemplated by this Agreement. Seller and Buyer shall make and cause their respective subsidiaries to make all necessary filings as soon as practicable, including, without limitation, those required by the Hart-Scott-Rodino Act (if deemed necessary by the parties) and applicable insurance laws in order to facilitate prompt consummation of the transactions contemplated by this Agreement. Seller and Buyer shall use reasonable best efforts to provide such information and communications to any Governmental Entity as such Governmental Entity may reasonably request. Each of Seller and Buyer shall provide to the other copies of all non-confidential portions of applications filed or submitted with any Governmental Entity in connection with this Agreement and shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.

          Section 5.05. Notification of Changes. Each party shall give each other prompt notice after it has obtained knowledge of (a) any fact or circumstance which renders untrue, incorrect or misleading in any material respect any of the representations and warranties made by it in this Agreement, whether as of the date such representation and warranty was made or as of the date such knowledge was obtained and (b) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement which they are to comply with or satisfy under this Agreement and (c) any adverse change affecting its ability to perform its obligations under this Agreement.

          Section 5.06. Confidentiality of Information. The parties shall maintain strict confidentiality during the development and pre-marketing stages with respect to any products jointly developed by them except with respect to information that has otherwise become publicly known, or as required by applicable law, court order, or regulatory authority.

          Section 5.07. Intercompany Accounts. Schedule 5.07(a) contains a complete list of all intercompany balances, including loans and advances and commitments with respect thereto, and specifies the principal amount, rate of interest and payment terms thereof in respect of the Company, on the one hand, and Seller and Seller's Affiliates (other than the Company), on the other hand. All intercompany balances listed on Schedule 5.07(a) (other than those set forth in Schedule 5.07(b)) shall have been satisfied and all commitments with respect thereto shall have been terminated on or before the Closing Date.

          Section 5.08. Long-Term Contracts. At least 30 days prior to entering into any such contract or making any such commitment, Seller shall provide notice to Buyer of the Company's intent to enter into any Contract that by its terms extends beyond one year and is either not cancelable by the Company or is cancelable by the Company with a penalty (other than any Insurance Contract with respect to which LMG acted as agent or to which LMG or Buyer is a party) (a "Long Term Non-Cancelable Contract"). Buyer shall have the right to notify Seller of its objection to any such contracts or commitments in its reasonable discretion within thirty (30) days of its receipt of notice from Seller or the Company of the Company's intent to enter into any such contract or commitment; provided, however, that the ultimate decision of whether to enter into any such contract or commitment shall rest with the Company. The Purchase Price shall be reduced pursuant to Section 2.01(d) for any losses to the Company caused by any contract or commitment that the Company enters into as to which Buyer has provided a timely objection as provided in this Section 5.08 and if the Closing shall have occurred, Seller shall indemnify Buyer pursuant to Section 10.01(a)(iii) for any such losses that have not been applied to reduce the Purchase Price.

          Section 5.09. Extraordinary Payments. Seller covenants and agrees that it shall cause the Company not to pay dividends, distributions, loans, capital or extraordinary payments to Seller, or to make any other payments by the Company to Seller other than payments in the ordinary course of business by the Company to Seller (including but not limited to, payments under existing reinsurance, management service or tax allocation agreements), which shall be permissible; provided, however, the parties acknowledge that the ultimate decision to make any such dividends, distributions, loans or extraordinary payments rests with the board of directors of the Company. The Purchase Price will be reduced by the amount of any such dividends, distributions, loans, capital or extraordinary payments pursuant to
Section 2.01(c). Copies of any such intercompany agreements shall be made available to Buyer.

          Section 5.10. Board of Directors Meetings. Seller shall cause the Company to allow two persons designated by Buyer to (i) attend meetings of the Company's board of directors and (ii) attend meetings with representatives of rating agencies relating to the business and operations of the Company.

          Section 5.11. NAIC/State Investigations. Seller shall provide prompt notice to Buyer of any investigations initiated, or issues identified, by the National Association of Insurance Commissioners or any state insurance department or any other Governmental Entity with respect to the Company, and Seller shall provide Buyer with copies of any and all correspondence pertaining thereto.

          Section 5.12. Annuity and Life Insurance Products. Seller shall not and Seller shall cause the Company to not engage in any transaction with any independent producer group with respect to any annuities or life insurance products which transaction is similar to the Marketing Agreement dated as of June 5, 2002 between LMG and the Company; provided, however, the parties acknowledge that the ultimate decision to enter into any such contracts rests with the board of directors of the Company. If the transactions contemplated by this Agreement and the Purchase Option Agreement are consummated, the Purchase Price shall be reduced pursuant to Section 2.01(d) for any current or projected future losses to Buyer caused by any contract or commitment that the Company or Seller enters into for which Seller has not obtained the prior written consent of Buyer, or if the Closing shall have occurred, Seller shall indemnify Buyer pursuant to Section 10.01(a)(iv) for any such losses that have not been applied to reduce the Purchase Price. Seller will maintain strict confidentiality with respect to any products jointly developed with Buyer.

          Section 5.13. TPA Business

          (a) Seller shall give Buyer 30 days advance notice of any proposed new non-Buyer related TPA Agreements that involve IMG or the Company. Buyer shall have the right to review any such agreements and object to any such agreements involving the Company; provided, however, the parties acknowledge that the ultimate decision to enter into any such agreements rests with the board of directors of the Company.

          (b) Buyer shall also have the right to request that the Company transfer IMG at its statutory book value as of June 30, 2002 (current value) with no after-tax gain or loss to the Company based on current value, to another Seller company; provided, however, the parties acknowledge that the ultimate decision to make any such transfer rests with the board of directors of the Company. The Purchase Price shall be reduced pursuant to Section 2.01(d) or Seller shall indemnify the Company pursuant to Section 10.01(a)(iii) for the liabilities related to any such TPA Agreements.

          Section 5.14. Statutory Financial Information. Seller shall provide Buyer with statutory financial information that shows separate reporting lines for (i) business produced through Buyer or its subsidiaries including LMG and
(ii) business of the Company not produced through Buyer or its subsidiaries ("Non-Buyer Business"). The Purchase Price shall be reduced pursuant to Section 2.01(d) for any losses to Buyer or the Company resulting from the Non-Buyer Business or Seller shall indemnify Buyer pursuant to Section 10.01(a)(ii) for any such losses that have not been applied to reduce the Purchase Price.

          Section 5.15. Participation in Meetings. Buyer shall have the right to attend and participate in the Company's investment and product management committee meetings with respect to interest rates, product design/pricing and asset/liability modeling; provided, however, that the Company shall have ultimate decision making authority at such meetings.

          Section 5.16. Capacity for Buyer-produced Products. Seller agrees to provide or find capacity for Buyer-produced products meeting Seller's return on investment objectives either in the Company or another insurance company; provided that the ultimate decision of the Company to underwrite any such products shall rest with the board of directors of the Company. Seller will provide capacity for $1.0 billion of annual production and will use its best efforts to provide or find capacity for amounts in excess of $1.0 billion annually.

          Section 5.17. Amendments to Reinsurance Agreements. Seller agrees to reinsure Company business produced through Buyer or its subsidiaries (including
LMG) (i) on an automatic 80% quota share coinsurance basis pursuant to one or more treaties with terms that would be found in agreements negotiated on an arm's length basis, and (ii) on an additional automatic 10% quota share funds withheld coinsurance basis pursuant to one or more treaties under which Seller will provide the Company with surplus in exchange for an annual expense and risk charge of 2% of surplus provided until the Closing Date, after which the expense and risk charge shall be adjusted to a market rate as determined by a nationally recognized actuarial firm, but in no event in excess of 6% per year. Beginning on the Closing Date, the Company shall have the right to require recapture of the 10% quota share funds withheld treaties pursuant to their terms. In addition, Seller agrees (subject to receipt of regulatory approval or non-disapproval) to amend all Company reinsurance treaties (including those covering Non-Buyer Business) as of the Closing Date to include (i) a DAC tax provision designed to achieve equitable allocation between the parties and (ii) a provision for reinsurer participation in state guaranty fund assessments. Seller will not otherwise amend such reinsurance treaties and will cause the Company to maintain such reinsurance treaties in force prior to the Closing Date; provided, however, the parties acknowledge that the ultimate decision of the Company to amend or terminate such treaties rests with the board of directors of the Company. Notwithstanding the preceding sentence, Seller may at its sole option cause the management of the Company to amend or novate reinsurance treaties covering Non-Buyer Business provided that any such amendment or novation does not have an adverse effect on the Company. If the transactions contemplated by this Agreement and the Stock Purchase Agreement are consummated, the Purchase Price shall be adjusted pursuant to Section 2.01(d) for any current or projected future losses to the Company caused by any amendment, novation or termination of any reinsurance treaty between Seller or its Affiliates and the Company for which Seller has not obtained the prior written consent of Buyer, and if the Closing shall have occurred, Seller shall indemnify Buyer pursuant to Section 10.01(a)(iv) for any such losses that have not been applied to reduce the Purchase Price.

          Section 5.18. Maintenance of Credit Rating. Seller shall use its best efforts to maintain the Company's credit rating issued by A.M. Best & Co. at "A-" or better.

          Section 5.19. Acknowledgement of Investment Guidelines. Buyer has provided Seller a formal acknowledgment of the current investment guidelines for the Company, and any revisions thereto. Buyer understands and agrees that the investment advisor for Seller will continue to act with discretionary authority under the approved investment guidelines to construct comparable investment portfolios between Seller and the Company, it being understood that investments allocated to the Company shall be representative of Seller's total investment portfolio as to yield, credit rating and risk. Seller shall advise Buyer of all investment review conclusions. Buyer may recommend to Seller the exclusion or further limitation of any approved asset class in the investment guidelines; provided, however, the ultimate investment decisions shall rest with the board of directors of the Company. To the extent such recommendations are accepted by Seller, Buyer must then accept any impact that this action has on the pricing of the underlying policies or interest credited to the policyholders. On a prospective basis, Buyer may also provide Seller with a specific list of individual securities that Buyer does not wish to be purchased for the portfolios on a prospective basis. Both Seller and Buyer accept the financial impact of the securities purchased previously for the portfolios and will work together to optimize the economic results.


                                   ARTICLE VI
                     CONDITIONS PRECEDENT TO THE OBLIGATION
                                OF BUYER TO CLOSE

          Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer to the extent permitted by law:

          Section 6.01. Representations and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. On the Closing Date, Seller shall have delivered to Buyer a certificate dated as of the Closing Date, and signed by a senior officer of Seller, to the effect contemplated by this Section 6.01.

          Section 6.02. Administrative Services Agreement(a) . Seller and the Company shall have entered into an administrative services agreement (the "Administrative Services Agreement") on terms acceptable to Buyer in its sole discretion, pursuant to which the Company shall administer Non-Buyer Business, if such business remains with the Company, or Seller or an Affiliate of Seller will assume the administration thereof.

          Section 6.03. Approvals and Consents. The approvals and consents listed on Schedules 3.03 and 4.03 hereto shall have been received, or deemed received; provided, however, that if Seller cannot obtain a consent listed in
Schedule 3.03 from a Person other than a Governmental Entity, Seller shall have the option (but not the requirement) to provide Buyer with substantially equivalent arrangements with respect to the item for which such consent could not be obtained, in which event the condition contained in this Section 6.03 shall be deemed satisfied. All applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

          Section 6.04. Injunction and Litigation. There shall not be in effect or threatened any injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement not be consummated as herein provided.

          Section 6.05. Employee Matters. Immediately prior to the Closing, Seller shall have caused the Company to terminate the employment of all Company Employees. Buyer shall have the right, but not the obligation, to offer employment to any or all Company Employees on such terms and conditions as may be determined by Buyer. From and after the Closing Date, Buyer shall grant all Company Employees who become employees of Buyer or any subsidiary of Buyer (including the Company) ("Transferred Employees"), for purposes of all such benefit rights, credit for all service with Seller, the Company or any other Affiliate of Seller prior to the Closing Date (to the same extent that such service would have been taken into account if it had been service with Buyer) except, in the case of retirement benefits, to the extent that this would result in duplication of accruals. Buyer and Seller agree that where applicable with respect to any medical or dental benefit plan of Buyer, (i) Buyer shall waive, with respect to any Transferred Employee, any pre-existing condition exclusion and actively-at-work requirements (to the extent such exclusion or requirement would not have applied under the applicable Company Employee Plan) and (ii) any covered expenses incurred on or before the Closing Date by a Transferred Employee or a Transferred Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses would be taken into account if incurred by similarly situated employees of Buyer.

          Section 6.06. Lease Obligations. Seller shall have assumed all obligations, including, without limitation, rental obligations, related to all Leased Real Property.

          Section 6.07. Certificate of Non-Foreign StatusSection 6.08. . Buyer shall have received a certificate from Seller (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of
Section 897 of the Code.


                                  ARTICLE VII
                     CONDITIONS PRECEDENT TO THE OBLIGATION
                               OF SELLER TO CLOSE

          Seller's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law.

          Section 7.01. Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date. On the Closing Date, Buyer shall have delivered to Seller a certificate dated as of the Closing Date, and signed by a senior officer of Buyer, to the effect contemplated by this Section 7.01.

          Section 7.02. Approvals and Consents. The approvals and consents listed in Schedule 3.03 and 4.03 hereto shall have been received or deemed received. All applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

          Section 7.03. Injunction and Litigation. There shall not be in effect or threatened any injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement not be consummated as herein or therein provided.


                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

          Section 8.01. Cooperation. After Closing, Seller and Buyer shall, and Buyer shall cause the Company to, cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, or to aid in the preparation of any regulatory filing, financial statement or Tax Return; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement.

          Section 8.02. Post-Closing Obligation to Obtain Permits. Following the Closing, Seller and Buyer will, and Buyer will cause the Company to, cooperate fully in obtaining all necessary additional foreign, federal, state, local and any other approval and/or consents and complying with any notice or filing requirements of any such jurisdiction, as may be required in connection with the consummation of the transactions contemplated hereby.

          Section 8.03. Regulatory Compliance. Buyer and Seller and their agents, representatives and Affiliates shall, and Buyer shall cause the Company to, comply in all material respects with all laws, regulations, administrative orders, bulletins and governmental pronouncements applicable to their conduct in performing their obligations under this Agreement.

          Section 8.04. Use of Names

          (a) Notwithstanding any inference contained herein or in any prior course of conduct to the contrary, except as permitted by written agreement, in no event shall Buyer or any of its Affiliates have any right to use, nor shall Buyer or any of its Affiliates use, any corporate name or acronym of Seller or any of its Affiliates (other than the Company) in any jurisdiction, including the names and acronyms set forth in Schedule 8.04, or any Intellectual Property, domain name or URL or any application or registration therefor, owned by, licensed to, or used by Seller or any of its Affiliates (other than the Company), or any other name, term or identification that suggests, simulates or is otherwise confusing due to its similarity to the foregoing. It is further understood that Buyer and its Affiliates shall not have the right to use, and shall not use, the name "SCOR."

          (b) The parties hereto acknowledge that any damage caused to Seller or any of its Affiliates by reason of the breach by Buyer or any of its Affiliates of this Section 8.04 would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies, at law or otherwise, Seller and any of its Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Buyer or any of its Affiliates of this Section 8.04, and Buyer further agrees that it will stipulate to the fact that Seller or any of its Affiliates, as applicable, has been irreparably harmed by such violation and not oppose the granting of such injunctive relief.

          Section 8.05. Investment Intent of Buyer. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act or any applicable state securities law regulating the disposition thereof.

          Section 8.06. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement shall be borne equally by Seller and Buyer.


                                   ARTICLE IX
              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

          Section 9.01. Survival of Representations, Warranties and Covenants. The representations and warranties contained in Sections 3.01, 3.02, 3.04, 3.12, 3.22, 4.01 and 4.02 shall survive the Closing for 45 days following the expiration of all applicable statutes of limitations including all extensions, whether automatic or permissive. Except as provided in the previous sentence, all representations, warranties and covenants made by Seller and Buyer in Articles III, IV and VIII of this Agreement shall survive for a period of two years after the Closing Date, whereupon they shall expire, and all claims for breach of said representations and warranties will be deemed waived unless the nonbreaching party notifies in writing the breaching party of the matters constituting the breach prior to the expiration of said two-year period.


                                   ARTICLE X
                                 INDEMNIFICATION

          Section 10.01. Obligation to Indemnify

          (a) Seller agrees to indemnify, defend and hold harmless Buyer and its directors, officers, employees, Affiliates and assigns from and against (i) the financial impact, if any, of Founders' Policies, (ii) all claims, losses, liabilities, damages, deficiencies, costs or expenses, penalties and reasonable outside attorneys' fees and disbursements (collectively, "Losses," and individually a "Loss"), asserted against, imposed upon or incurred by Buyer directly or indirectly, by reason of or arising out of or in connection with in-force contracts and Non-Buyer Business, (iii) Losses and liabilities incurred by the Company or Buyer related to the Specified Matter, but only to the extent that such Losses have not previously been deducted from the Purchase Price; (iv) Losses and liabilities incurred by the Company or Buyer for capital expenditures, long term contracts and TPA Agreements as to which Buyer has timely objected pursuant to Sections 5.02(c), 5.08, or 5.13, as applicable, but only to the extent that such Losses have not previously been deducted from the Purchase Price; (v) current and projected Losses incurred (1) by the Buyer pursuant to Section 5.12 or (2) by the Company pursuant to Section 5.17, as applicable, but only to the extent such Losses have not previously been deducted from the Purchase Price; (vi) Losses incurred by the Company from investments not made in accordance with the investment guidelines established pursuant to
Section 5.20; (viii) Losses asserted against, imposed upon or incurred by Buyer directly or indirectly, by reason of or arising out of or in connection with any misrepresentation, breach of or failure to perform any representation, warranty, covenant undertaking or agreement of Seller in this Agreement; and (ix) liability incurred by Buyer or the Company related to or arising out of the employment of the Employees or any other employees of the Company or its Affiliates on or prior to the Closing Date (including any liability related to or arising out of any Plan and any liability related to termination of employment on or prior to the Closing Date). The maximum amount for which Seller shall be liable under this Article X shall not exceed in the aggregate the Purchase Price. No individual Loss not in excess of $25,000 shall be indemnifiable under this
Article X or considered in determining the amounts for which indemnity would otherwise be provided under this Section 10.01(a).

          (b) Buyer agrees to indemnify, defend and hold harmless SCOR, the ultimate parent holding company of Seller ("SCOR"), from and against (i) any claims relating to business generated by LMG arising under (1) that certain Letter of Guarantee Agreement from SCOR dated as of September 1, 2000, (2) Letter of Guarantee dated February 1, 2002 and (3) Guarantee Agreement dated December 27, 2002, pursuant to which SCOR guaranteed that the Company would perform its claims payment obligations, and any renewals or extensions thereof,
(ii)Losses asserted against, imposed upon or incurred by Seller directly or indirectly, by reason of or arising out of or in connection with any misrepresentation, breach of or failure to perform any representation, warranty, covenant undertaking or agreement of Buyer in this Agreement, and (iii) the conduct of the business of the Company from and after the Closing. The maximum amount for which Buyer shall be liable under this Article X shall not exceed in the aggregate the Purchase Price and no individual Loss not in excess of $25,000 shall be indemnifiable under this Article X or considered in determining the amounts for which indemnity would otherwise be provided under this Section 10.01(b).

          Section 10.02. Notice of Asserted Liability. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, such indemnified party shall give notice thereof (the "Claims Notice") to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party and shall include a statement as to the basis for the indemnification sought. Failure to provide a Claims Notice in a timely manner shall not be deemed a waiver of the indemnified party's right to indemnification other than to the extent that such failure prejudices the defense of the claim by the indemnifying party.

          Section 10.03. Opportunity to Defend. The indemnifying party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, the indemnifying party may not compromise or settle any Asserted Liability without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified or involves no other matters binding upon the indemnified party. If the indemnifying party elects to compromise or defend such Asserted Liability, it shall within 30 days from receipt of the Claims Notice notify the indemnified party of its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability.

          Section 10.04. Exclusive Remedy. The parties hereto expressly acknowledge that (a) the provisions of this Article X shall be the sole and exclusive remedy for damages caused as a result of breaches of the representations, warranties and covenants contained in this Agreement, except that the parties shall not be limited to the remedies provided in this Article X with respect to any covenants or agreements to be performed after the Closing Date and (b) no indemnifying party shall be liable or otherwise responsible to any other Person for special, consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the Related Agreements or the performance or breach hereof or thereof.

          Section 10.05. Third Party Beneficiaries. All indemnified parties are intended to be third party beneficiaries of this Article X.

          Section 10.06. Tax Loss. Any Losses with respect to Taxes shall be subject to indemnification solely pursuant to the provisions of Article XI and the provisions of this Article X shall not apply.

          Section 10.07. After-tax Basis. The Parties agree to treat any payment made with respect to any Losses pursuant to this Article X as an adjustment to the Purchase Price to the extent permissible under Applicable Law. In the event such payment can not be treated as an adjustment to purchase price, the payment will be made on after-Tax basis, computed as though the indemnified party will be taxed on such payment at the highest applicable marginal income tax rate under federal, state and local law.


                                   ARTICLE XI
                                   TAX MATTERS

          Section 11.01. Tax Indemnification

          (a) Seller shall be liable for and shall indemnify and hold Company, Buyer and its Affiliates harmless from and against Taxes of the Company arising out of, relating to or otherwise attributable to (i) any Pre-Closing Tax Period,
(ii) Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law) with respect to Taxes of Seller or the Seller Consolidated Group, (iii) any Tax Sharing Agreement in effect on or prior to the Closing Date, (iv) misrepresentations or breaches of warranties provided on Section 3.12 and 3.22 of this Agreement, or (v) Transfer Taxes (as defined below), including in each case, but not limited to, any Taxes attributable to any transaction specifically contemplated by this Agreement other than any election under Code section 338(h)(10), ((i), (ii), (iii), (iv) and (v) being referred to as a "Tax Loss"); provided, however, that Seller shall only be liable for and shall only be required to indemnify and hold Buyer harmless from and against the Tax Loss to the extent, if any, that the Tax Loss exceeds the amount specifically reserved and accrued as a liability for Taxes on the June 30, 2002 SAP balance sheet with respect to such Tax Loss (the "Excepted Amounts"). Buyer shall be liable for and shall pay (and shall promptly indemnify and hold Seller and their Affiliates harmless from and against) all Post-Closing Period Taxes of or attributable to the Company that are not indemnifiable or payable by Seller pursuant to this Agreement. The term "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes the Closing Date. The term "Post-Closing Tax Period" shall mean all taxable periods that begin after the Closing Date and the portion beginning after the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

          (b) For purposes of this Section 11.01, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes (as defined below), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax directly or indirectly based upon or related to gross income, net income, gains, sales, gross receipts, premiums, wages, capital expenditures or expenses ("Income Taxes"), be deemed to be equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. In the case of Income Taxes described in the preceding sentence, if either Buyer or its Affiliates, on the one hand, or Seller or their Affiliates, on the other hand, incurs a material Tax Detriment as a result of a Tax period not ending on the Closing Date, and the other party is materially benefited from such circumstance, the party benefited shall reimburse the party adversely affected to the extent of the lesser of (1) the Tax benefit realized or (2) the Tax Detriment incurred. Seller and Buyer agree to cause the Company to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Entity will not accept a Tax Return filed on that basis. For the purposes of this paragraph (b), a Tax benefit or Tax Detriment is "material" to the extent it exceeds $100,000.

          (c) Except as otherwise provided under this Agreement, to the extent that any party has an indemnification or payment obligation (a "Tax Indemnifying Party") to another party pursuant to this Article XI (a "Tax Indemnitee"), the Tax Indemnitee shall provide the Tax Indemnifying Party with its calculation of the amount of any liability owning hereunder (the "Tax Indemnified Liability"). Such calculation shall provide sufficient detail to permit the Indemnifying Party to reasonably understand the calculations, the existence of a Tax Indemnity Liability or the appropriate indemnity amount. All indemnification payments shall be made to such Tax Indemnitee or to the appropriate Governmental Entity as specified by the Tax Indemnitee within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery by the Tax Indemnitee to the Tax Indemnifying Party of written notice of a payment or if such Tax Indemnified Liability is contested pursuant to
Section 11.01 of this Agreement, within thirty (30) days of the incurrence of such an amount based on a

Final Determination, together with a computation of the amounts due. Any disputes with respect to indemnification payments shall be resolved in accordance with the procedures provided under Section 11.04(d).

          (d) If, after the date of this Agreement:

               (1) Seller or any Seller Affiliate receives written notice of, or relating to, an Audit from a Governmental Entity that asserts, proposes or recommends a deficiency, claim or adjustment (a "Tax Contest") that, if sustained, could result in Taxes for which Buyer, Company or any Buyer Affiliate is responsible under this Agreement, then Seller shall provide or cause to be provided a copy of such notice to Buyer within ten (10) Business Days of receipt thereof and Seller shall promptly forward or cause to be forwarded to Buyer relevant portions of any reports or other communications which relate to such matters.

               (2) Buyer, Company or any Buyer Affiliate receives written notice of, or relating to, a Tax Contest that, if sustained, could result in Taxes for which Seller or any Seller Affiliate is responsible under this Agreement, then Buyer shall provide or cause to be provided a copy of such notice to Seller within ten (10) Business Days of receipt thereof and Buyer shall promptly forward or cause to be forwarded to Seller relevant portions of any reports or other communications which relate to such matters.

          (e) Tax Indemnifying Party may discharge, at any time, its indemnification obligation under this Section 11.01 by paying to Tax Indemnitee the amount of the applicable Tax Loss (in excess of the Excepted Amounts, if any) calculated on the date of such payment. Tax Indemnifying Party may, at its own expense, participate in and, upon notice to Tax Indemnitee, assume the defense of any Tax Contest for which the Tax Indemnifying Party has sole liability by providing written notice to the Tax Indemnitee within 10 (ten) Business Days of the receipt of the notice required under Section 11.01(d) of this Agreement. If the Indemnifying Party does not assume the defense of any such Tax Contest, the Tax Indemnitee may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Tax Contest after giving ten (10) Business Days' prior written notice to the Tax Indemnifying Party setting forth the terms and conditions of settlement.

          (f) In the event of a Tax Contest that involves issues (i) relating to a potential adjustment for which the Tax Indemnifying Party has liability and
(ii) that are required to be dealt with in a proceeding that also involves separate issues relating to a potential adjustment for which any Tax Indemnitee would be liable, (A) the Tax Indemnifying Party shall have the right at its expense to control the Tax Contest but only with respect to the former issues and (B) the Tax Indemnitee shall have the right at its expense to control the Tax Contest but only with respect to the latter issues.

          (g) With respect to a Tax Contest involving an issue for which both
(i) Seller or their Affiliates or (ii) Buyer or any Buyer Affiliate could be liable or otherwise bear the burden of any Tax liability or Tax Detriment relating to such issue, each party may participate in the Tax Contest, and the Tax Contest may be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under Section 11.01(f) of this agreement by Seller or Buyer.

          (h) Whether or not the Tax Indemnifying Party chooses to defend or prosecute any Tax Contest, all of the parties hereto shall cooperate in the defense or prosecution thereof. The Tax Indemnifying Party shall not be liable under this Section 11.01 for (i) any Tax claimed or demanded by any Governmental Entity, the payment of which was made without the Indemnifying Party's prior written consent unless the Tax Indemnifying Party refused to participate in the proceedings and assume the defense or (ii) any settlements effected without the consent of the Tax Indemnifying Party, resulting from any Audit in which the Tax Indemnifying Party was not permitted an opportunity to participate as provided herein.

          (i) In the case of any Tax Contest, the party that is controlling the Tax Contest pursuant to Sections 11.01(e), (f) or (g) (the "Controlling Party") shall:

                    (1) in the case of any material correspondence or filing submitted to a Governmental Entity or any judicial authority that relates to the merits of such Tax Contest (A) provide the other party (the "Non-Controlling Party") in advance of submission, but subject to applicable time constraints imposed by such Governmental Entity, with a draft copy of the portion of such correspondence or filing that relates to such Tax Contest, (B) incorporate, subject to applicable time constraints imposed by such Governmental Entity, the Non-Controlling Party's reasonable comments and changes on such draft copy of such correspondence or filing, and (C) provide the Non-Controlling Party with a final copy of the portion of such correspondence or filing that relates to such Tax Contest; and

                    (2) provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any meetings with a Governmental Entity (including meetings with examiners) or hearings or proceedings before any Governmental Entity to the extent they relate to such Tax Contest.

          (j) The failure of a Tax Indemnitee to promptly notify the Tax Indemnifying Party of any matter relating to a particular Tax for a taxable period or to take any action specified in Section 11.01 of this Agreement shall not relieve the Tax Indemnifying Party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such Tax period except to the extent that Tax Indemnifying Party's rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve the Tax Indemnifying Party of any other liability and/or obligation which it may have to a Tax Indemnitee.

          (k) The Tax Indemnifying Party shall have no right to contest any Tax Contest in accordance with Section 11.01 unless:

               (1) within thirty (30) Business Days of a reasonable request by the Tax Indemnitee, the Tax Indemnifying Party shall deliver to the Tax Indemnitee a written opinion of a nationally recognized Tax attorney or Tax accountant that is a member of a recognized law firm or accounting firm, to the effect that the Tax Indemnifying Party's position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of Treasury Regulations Section 1.6662-3(b)(3));

               (2) the Tax Indemnifying Party shall have agreed to be bound by a Final Determination of such Tax Contest;

               (3) the Tax Indemnifying Party shall have agreed to pay, and shall be currently paying, all reasonable costs and expenses incurred by the Tax Indemnitee to contest such deficiency, claim or assessment including reasonable outside attorneys', accountants' and investigatory fees and disbursements to the extent such costs relate to the issue being contested by the Tax Indemnitee, and

               (4) the Tax Indemnifying Party shall have advanced to the Tax Indemnitee, on an interest-free basis (and with no additional net after-tax cost to the Tax Indemnitee), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Tax Indemnifying Party could be liable under this Agreement or (B) the amounts actually expended by the Tax Indemnitee) to the extent necessary for the contest to proceed in the forum selected by the Tax Indemnifying Party.

          Section 11.02. Tax Sharing Agreements and Powers of Attorney.

          (a) All Tax Sharing Agreements with respect to or involving the Company, shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

          (b) Any powers of attorney with respect to any Tax matter related to the Company shall be cancelled, revoked or otherwise terminated as of the Closing Date.

          Section 11.03. Transfer Taxes. Seller shall prepare, execute and file all Tax Returns regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees which become payable in connection with the transactions contemplated by this Agreement ("Transfer Taxes"). Seller shall bear any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement.

          Section 11.04. Return Filings, Payments, Refunds and Credits.

          (a) Seller shall include the income of the Company for the Pre-Closing Tax Period in (I) the federal consolidated Income Tax Returns of Seller Consolidated Group and (II) any state consolidated, combined or unitary Income Tax Returns that are required and that include the Company and any other member of Seller Consolidated Group other than the Company (together the "Consolidated Returns"), and shall file and be responsible for remitting all Taxes reflected on such Consolidated Returns. Buyer shall cause the Company to provide to Seller on a timely basis pro forma Income Tax Returns for the Pre-Closing Tax Period to be included in the Consolidated Returns. Seller shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns with respect to the Company, other than the Consolidated Returns, due on or before the Closing Date (taking into account extensions) and all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and shall be responsible for remitting or causing to be remitted all Taxes reflected on such Tax Returns. All Tax Returns prepared by Seller pursuant to this Section 11.04(a) shall be prepared in a manner consistent with past practice and without any change in elections or accounting methods (except as required by Applicable Law). Copies of all such Tax Returns (or the relevant portion thereof relating to the Company) shall be furnished to Buyer.

          (b) Buyer shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis, all Tax Returns, other than the Consolidated Returns referred to in Section 11.04(a), with respect to the Company for taxable years or periods ending after the Closing Date and shall be responsible for remitting all Taxes reflected on such Tax Returns.

          (c) Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees to reasonably cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes (at the sole expense of the requesting party) and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Seller and Buyer agree to retain or cause to be retained all books and records pertinent to the Company until the last relevant applicable period for assessment under Applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Entity. Seller and Buyer shall cooperate with each other in the conduct of any Audit or other proceedings involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

          (d) Any Tax Return prepared by Seller pursuant to Section 11.04(a) for which Seller intends to seek reimbursement from Buyer or, effective after Closing, the Company, for any portion of the Taxes reflected on such Return, or any Tax Return prepared by, or at the direction of, Buyer pursuant to Section 11.04(b) for which Buyer intends to seek indemnification from Seller for any portion of the Taxes reflected on such Tax Return, shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method (except as required by Applicable Law) and shall be submitted to Seller or Buyer, as the case may be, in sufficient time to permit a reasonable review prior to the due date (including extensions) of such Tax Return. Buyer or Seller, as the case may be, shall have the right to review (at such party's expense and upon reasonable notice in a manner so as not to disrupt the orderly conduct of business) all work papers and procedures used to prepare any such Tax Return. Buyer or Seller, as the case may be, shall pay to the other party any amounts shown as due at least five (5) Business Days prior to filing of such Tax Return unless such Person, within twenty (20) Business Days after delivery of any such Tax Return, notifies the other party in writing that it objects to any items in such Tax Return. In connection with any disputed item, the parties shall proceed in good faith to resolve the disputed items and, if they are unable to do so within ten (10) Business Days, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Accountant. Upon resolution of all disputed items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expense of such Accountant shall be borne equally by Buyer and Seller.

          (e) Any refunds with respect to Income Tax Returns paid to Buyer, or the Company for any Pre-Closing Tax Period shall be paid to Seller by Buyer within ten (10) Business Days after receipt in cash or as a credit to Buyer's or the Company's Tax liability; provided, however, that any refund of a Tax relating to a Pre-Closing Tax Period resulting from the carryback of a net operating or capital loss of the Company arising in a Post-Closing Tax Period shall be paid to Buyer within ten (10) Business Days after receipt in cash or as a credit to Seller's or any member of the Company's Consolidated Group's Tax liability. Upon a request by Buyer, Seller Consolidated Group shall be required to include on a Consolidated Return any net operating losses or net capital loss of the Company in a Post-Closing Tax Period to the extent allowed under the Code; provided, that if Seller or any member of Seller Consolidated Group incurs a Tax Detriment, Buyer shall indemnify Seller for the amount of such Tax Detriment.

          (f) Seller shall not file or cause to be filed any amended Consolidated Return or Tax election if such return or election results in a Tax Detriment to the Company for any Post-Closing Tax period without the prior written consent of Buyer.

          Section 11.05. Defects with Respect to Insurance Products. To the extent that any Insurance Contract issued, assumed, modified, exchanged or sold by Company on or before the Closing Date is materially different from that which such Company represented at the time of its issuance, purchase, modification, exchange or assumption, any adverse consequences or damages relating to Taxes resulting therefrom will be cured at the expense of Seller within a reasonable time from notification of such defect.

          Section 11.06. Treatment of Indemnity Payments.

          (a) The Parties agree to treat any payment made with respect to any Tax Indemnified Liability or Transfer Taxes as an adjustment to the Purchase Price to the extent permissible under applicable Tax Law. In the event such payment can not be treated as an adjustment to purchase price, the payment will be made on after-Tax basis, computed as though the Tax Indemnitee will be taxed on such payment at the highest applicable marginal income tax rate under federal, state and local law.

          Section 11.07. Section 338(h)(10) Election.

          (a) At Buyer's direction, Buyer and Seller shall make a joint election under Section 338(h)(10) of the Code and under any comparable or equivalent provisions of foreign, state or local law with respect to the purchase of by Buyer (the "Election"). Seller and Buyer shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, including the determination of the fair market value of the assets of the Company and the allocation of the deemed purchase price among the assets of the Company within the meaning of Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder.

          (b) Buyer and Seller agree that they shall use their best efforts to enter into an agreement (the "Allocation Agreement") concerning the computation of the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the Company and the allocation of such Aggregate Deemed Sale Price among such assets. Buyer and Seller agree that they shall use their best efforts to revise the Allocation Agreement to the extent necessary to reflect the differences, if any, between such computations and post-Closing Date adjustments to the Purchase Price no later than sixty (60) days before the last date on which the Election may be filed. If, sixty (60) days before the last date on which the Election may be filed, Buyer and Seller have not adopted or revised the Allocation Agreement as described above, any disputed aspects of the Allocation Agreement or such revision shall be resolved at a time prior to 35 days before the last date on which the Election may be filed, by the Accountant, or other independent accountants of nationally recognized standing (the "Accounting Firm") reasonably satisfactory to Buyer and Seller and having no material relationship with Buyer or Seller. The costs, expenses and fees of the Accounting Firm shall be borne equally by Buyer and Seller. Buyer and Seller agree to act in accordance with the allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings and to abide by any determination made by the Accounting Firm.

          (c) Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. In connection with the Election, not later than forty-five (45) Business Days prior to the required due date thereof, Buyer shall provide Seller with copies of (i) a properly executed Form 8023A (or any successor form), (ii) all attachments required to be filed therewith pursuant to applicable treasury regulations and (iii) any comparable forms and attachments with respect to any applicable state or local elections being made pursuant to the Election, based upon Buyer's good faith allocation of the Purchase Price in the event the Parties have not agreed upon an Allocation Agreement. Seller shall execute and deliver to Buyer within thirty
(30) days of the required due date therefor, such documents or forms as are required by the Applicable Laws to properly complete the Election as well as provide any information required to complete any documents or forms or otherwise required to be provided to any Governmental Entity in connection with the Election. Seller and Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Seller or Buyer in order to timely file the Election and any other required statements or schedules. Buyer shall promptly execute and deliver to Seller any amendments made to Form 8023A (or any successor form) (and any comparable state and local forms) subsequent to the filing of the Election and any attachments which are required to be filed under Applicable Law, including any amendments to Form 8023A (or any successor form) necessitated by any indemnification payments made pursuant to Section 11.01.

          (d) Seller shall take no action which is inconsistent with the requirements for filing the Election under the Code and the applicable Treasury Regulations.

          (e) To the extent permitted by state or local laws, the principles and procedures of this Section shall also apply with respect to any and all Elections.

          (f) Buyer shall have no liability to Seller for, and shall not be deemed to have indemnified, under any provision of this Agreement or otherwise, Seller from and against, for or in respect of, any Taxes which may be imposed upon or assessed against Seller as a result of the Election.

          Section 11.08. Reimbursement of Excess Tax Cost. In the event that the Election under Section 11.07 is made, Buyer shall pay to Seller the Excess Tax Cost, if any, resulting from such Election. For purposes of this Agreement, the term "Excess Tax Cost" means the excess of the Tax that Seller would incur on the sale of the Company resulting from the Election ("Election Cost") over the Tax that Seller would incur had the Election not been made. In calculating the Election Cost, any taxable income generated by the Election shall be reduced by
(a) the Company's "net operating losses" and "net capital losses," as defined in the Code, to the extent any such net operating losses and net capital losses are actually available to reduce a Tax on the sale. In calculating the Excess Tax Cost, the payment of the Excess Tax Cost itself shall be taken into account as additional purchase price.

          In order for Buyer to make a timely decision regarding the Election and prepare such Elections within the periods set forth in Section 11.07, Seller agrees to provide to Buyer a calculation of the Excess Tax Cost (including copies of supporting documentation) within 45 days of the Closing Date. If Seller does not provide Buyer such a calculation within 45 days of the Closing Date or notifies Buyer prior to the expiration of such 45 days that the Excess Tax Cost is zero, the Excess Tax Cost shall be zero. If within 30 days of Buyer's receipt of the computation of the Excess Tax Cost from Seller ("Excess Tax Cost Computation"), Buyer shall not have objected in writing to the Excess Tax Cost Computation, the Excess Tax Cost shall be equal to the Excess Tax Cost Computation. If within 45 days of Buyer's receipt of Excess Tax Cost Computation, Buyer and Seller have not agreed to the Excess Tax Cost Computation, the parties shall submit any disputed matter to the independent Accounting Firm, and cause the independent Accounting Firm to deliver a final, binding and conclusive written report resolving all such disputed matters within 30 days of the submission thereof to the Independent Accounting Firm.

                                  ARTICLE XII
                          TERMINATION PRIOR TO CLOSING

          Section 12.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a) By Seller in writing, without liability (except as provided in Section 12.03), if Buyer shall (i) fail to satisfy in any material respect its obligations contained herein required to be satisfied by it on or prior to the Closing Date, or (ii) breach any of its representations or warranties contained herein, which failure or breach is not cured within thirty (30) days after Seller has notified Buyer in writing of its intent to terminate this Agreement pursuant to this subsection (a) of Section 12.01.

          (b) By Buyer in writing, without liability (except as provided in Section 12.03), if Seller shall (i) fail to satisfy in any material respect its obligations contained herein required to be satisfied by it on or prior to the Closing Date, or (ii) breach any of its representations or warranties contained herein, which failure or breach is not cured within thirty (30) days after Buyer has notified Seller in writing of its intent to terminate this Agreement pursuant to this subsection (b) of Section 12.01.

          (c) If the A.M. Best rating of Company falls below A- prior to the Closing Date, Buyer shall be entitled to terminate this Agreement.

          (d) By Buyer or Seller in writing, without liability (except as provided in Section 12.03) if there shall be any order, writ, injunction or decree of any court or Governmental Entity binding on Buyer or Seller which prohibits or restrains Buyer or Seller from consummating the transactions contemplated hereby; provided that Buyer and Seller shall have used their commercially reasonable best efforts to have any such order, writ, injunction or decree lifted.

          (e) By Buyer or Seller if the Closing has not occurred within two (2) years following the date of this Agreement, provided that the party seeking termination under this Section 12.01(e) shall have used its reasonable best efforts to satisfy its obligations under this Agreement during such period.

          (f) By Buyer in the event of a change in the ultimate control of Seller prior to the Closing Date (a change in ownership of stock resulting in over fifty percent (50%) of the voting power of Seller being held by an unaffiliated third party) or a breach by Seller prior to the Closing Date of its obligation to pursue the sale of product or support of capital.

          (g) At any time on or prior to the Closing Date, by mutual written consent of Seller and Buyer.

          Section 12.02. Survival(a) . If this Agreement is terminated pursuant to Section 12.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 5.06, 13.01 and 13.09 and this Section 12.02.


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

          Section 12.03. Remedies. (a) If (1) Seller has terminated this Agreement pursuant to Section 12.01(a), or (2) the conditions set forth in
Article VI have been satisfied and either Seller or Buyer terminates this Agreement pursuant to Section 12.01(e), Seller shall be entitled to retain all option fees and the Escrow Amount previously paid to Seller pursuant to the Purchase Option Agreement and this Agreement. Notwithstanding the satisfaction of the conditions set forth in Article VI, if Buyer is unable to obtain third party financing on commercially reasonable terms in an amount sufficient to allow Buyer to consummate the transactions contemplated hereby, Seller's sole remedy for Buyer's failure to consummate the transactions contemplated by this Agreement shall be Seller's right to terminate this Agreement in accordance with the provisions of Section 12.01(e), and to retain the Escrow Amount and option fees in accordance with the provisions of this Section 12.03(a).

          (b) If (1) Buyer has terminated this Agreement pursuant to Sections 12.01(b), 12.01(c), or 12.01(f), or (2) the conditions set forth in Article VI have not been satisfied and either Seller or Buyer terminates this Agreement pursuant to Section 12.01(e), Seller shall immediately refund all option fees and the Escrow Amount previously paid by Buyer pursuant to the Option Purchase Agreement and this Agreement together with interest at the rate of seven percent (7%) per annum on each such option fee and Escrow Amount.


                                  ARTICLE XIII
                                  MISCELLANEOUS

          Section 13.01. Publicity. Except as may otherwise be required by law or the rules of any applicable stock exchange or other regulatory authority, no release or announcement concerning this Agreement or the transactions contemplated hereby shall be made by Buyer or Seller without the advance written approval of the other party, which approval shall not be unreasonably delayed or withheld. Each party shall cooperate with the other in making any release or announcement to the extent reasonably practicable.

          Section 13.02. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (and immediately after transmission confirmed by telephone) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, ten (10) Business Days after the date of deposit in the United States mails, as follows:

     (i) If to Seller to:

     SCOR Life U.S. Re Insurance Company
     Colonnade Building III, Suite 700

     15305 Dallas Parkway
     Addison, Texas 75001
     Attn: Chief Executive Officer
     Fax No.:  (972) 560-9535

    With a copy to:

     Dewey Ballantine LLP
     1301 Avenue of the Americas
     New York, New York 10019
     Attn:  Kirk M. Reische
     Fax No.:  (212) 259-6333

     (ii) If to Buyer to:

     Regan Holding Company
     2090 Marina Avenue
     Petaluma, California 94954
     Attn: Chief Executive Officer
     Fax No.:  (707) 778-1524

    With a copy to:

     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
     125 55th Street
     New York, NY 10019
     Attn:    Joseph L. Seiler III and Jane Boisseau
     Fax No.:  212-424-8500

          Any party may, by notice given in accordance with this Section 13.02 to the other parties, designate another address or person for receipt of notices hereunder.

          Section 13.03. Entire Agreement. This Agreement and the Purchase Option Agreement contain the entire agreement between Buyer and Seller with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

          Section 13.04. Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and, other than as provided in Sections 10.04 and 12.03, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

          Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

          Section 13.06. Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of The United States District Court for the Southern District of New York or, if such court does not have jurisdiction, New York State Supreme Court, Commercial Division, in the borough of Manhattan, for purposes of enforcing this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.02 shall be deemed effective service of process on such party.

          Section 13.07. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives, whether by merger, consolidation or otherwise. This Agreement shall not be assigned by any party without the prior written consent of the other party.

          Section 13.08. No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          Section 13.09. Expenses. Except as otherwise provided herein, the parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, actuaries and accountants.

          Section 13.10. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          Section 13.11. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    SCOR LIFE U.S. RE INSURANCE COMPANY


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    REGAN HOLDING CORP.


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title:


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